UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT

PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.)

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

VERRA MOBILITY CORPORATION

(Name of Registrant as Specified In Its Charter)

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Verra Mobility Corporation

1150 North Alma School Road

Mesa, Arizona 85201

Notice of Annual Meeting of Stockholders

To Be Held On May 25, 2021 at 9:00 a.m. Pacific Time

Dear Stockholder:

On behalf of the board of directors (our “Board”) of Verra Mobility Corporation, it is our pleasure to invite you to attend the 2021 annual meeting of stockholders (the “Annual Meeting”) on Tuesday, May 25, 2021 at 9:00 a.m. Pacific Time.  The Annual Meeting will be a completely “virtual” meeting, held for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect two Class III directors, Jacob Kotzubei and Michael Huerta, to serve on our Board until our 2024 annual meeting of stockholders;
2.	To approve, on an advisory basis, the compensation of our named executive officers; and
3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.

These items of business are more fully described in the proxy materials accompanying this notice.  You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/VRRM2021 and entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials (the “Notice”), on your proxy card or in the instructions that accompanied your proxy materials.

The record date for the annual meeting is March 29, 2021 (the “Record Date”).  Only holders of our Class A Common Stock at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof.

On or about April 12, 2021, we expect to mail our stockholders the Notice, which contains instructions on how to access our proxy statement and annual report.  The Notice also provides instructions on how to vote via the internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail.

You are cordially invited to attend the Annual Meeting.  Your vote is important.  Whether or not you expect to attend the Annual Meeting, we urge you to vote and submit your proxy by following the voting procedures described in the proxy card.  Even if you have voted by proxy, you may still vote during the Annual Meeting if you attend via the internet.  Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote during the Annual Meeting, you must follow the instructions from your broker, bank or other agent.  We look forward to your participation.

By order of the Board,

/s/ Jacob Kotzubei

Jacob Kotzubei

Chairman of the Board

Mesa, Arizona

April 12, 2021

Questions and Answers

About these Proxy Materials, Voting and the Annual Meeting

The information provided below is for your convenience only and is merely a summary of the information contained in this proxy statement (this “Proxy Statement”).  You should read this entire Proxy Statement carefully before casting your vote.  Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website addressed in this Proxy Statement are inactive textual references only.  The use of the terms “Verra Mobility,” “we,” “us,” “our,” or the “Company,” in this Proxy Statement refers to Verra Mobility Corporation and, where appropriate, its subsidiaries.

Why am I receiving these materials?

Our board of directors (our “Board”) has made these materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at Verra Mobility Corporation’s 2021 annual meeting of stockholders (the “Annual Meeting”).  The Annual Meeting will take place on May 25, 2021 at 9:00 a.m. Pacific Time and will be a completely “virtual” meeting of stockholders.  You are invited to attend the Annual Meeting if you are a holder of our Class A common stock (our “Class A Common Stock”) as of the close of business on March 29, 2021, the record date for the Annual Meeting (the “Record Date”), or hold a valid proxy for the Annual Meeting.  If you are a holder of our Class A Common Stock as of the Record Date, you are requested to vote on the proposals described in this Proxy Statement.

What is a proxy?

A proxy means that you authorize persons selected by us to vote your shares of Class A Common Stock at the Annual Meeting in the way that you instruct.  All shares represented by valid proxies that are received and not revoked before the Annual Meeting will be voted at the Annual Meeting in accordance with the stockholders’ specific voting instructions.

What is the notice regarding the availability of proxy materials on the internet?

We have elected to provide access to our proxy materials over the internet.  Accordingly, on or about April 12, 2021, we expect to send a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of the Record Date entitled to vote at the Annual Meeting.  The Notice will provide instructions on how to access our Proxy Statement and annual report, along with how to vote via the internet or by telephone.  Instructions on how to request a printed copy of the proxy materials will also be provided in the Notice.  We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help minimize our costs associated with printing and distributing our proxy materials and lessen the environmental impact of our annual meetings of stockholders.

What information is contained in this Proxy Statement?

This Proxy Statement includes information about the nominees for directors and other matters to be voted on at the Annual Meeting.  It also explains the voting process and requirements; describes the compensation of our directors and most highly compensated executive officers; and provides certain other information required by the rules of the Securities and Exchange Commission (“SEC”).

What should I do with these materials?

Please carefully read and consider the information contained in this Proxy Statement and then vote your shares as soon as possible to ensure that your shares will be represented at the Annual Meeting.  You may vote your shares before the Annual Meeting, even if you plan to attend and participate.

How do I attend and participate in the Annual Meeting?

All stockholders as of the Record Date may attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/VRRM2021.  In order to vote or submit a question during the Annual Meeting, you will need to enter the control number included in the Notice and follow the instructions posted at www.virtualshareholdermeeting.com/VRRM2021.  If you requested printed copies of the proxy materials by mail, your control number will be provided with your proxy card or the instructions that accompany your proxy materials.

Broadridge Financial Solutions is hosting our virtual Annual Meeting.  If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

Who can vote at the Annual Meeting?

Only holders of our Class A Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  As of March 29, 2021, there were 162,360,367 shares of our Class A Common Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares of Class A Common Stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record.  As a stockholder of record, you may vote online during the meeting or vote by proxy.  Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner:  Shares Registered in the Name of a Broker or Bank

If, on the Record Date, your shares of Class A Common Stock are held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  Since you are not the stockholder of record, you may vote your shares online during the Annual Meeting only by following the instructions from your broker, bank or other agent.

What matters am I voting on?

There are three matters scheduled for a vote.  The following table sets forth a description of each of the proposals you are being asked to vote on, how you may vote on each proposal and how our Board recommends that you vote on each proposal.

Proposal	Description	How May I Vote?	How Does Our Board Recommend That I Vote?
Proposal 1	Elect two Class III directors, Jacob Kotzubei and Michael Huerta, to hold office until the 2024 annual meeting of stockholders.	You may either vote FOR each nominee to serve as a Class III director or WITHHOLD with respect to each nominee.	Our Board recommends a vote FOR each of the Class III director nominees.
Proposal 2	Approve, on an advisory basis, the compensation of our named executive officers as described in this Proxy Statement.	You may vote FOR or AGAINST or you may ABSTAIN from voting.	Our Board recommends a vote FOR approval of the compensation of our named executive officers as described in this Proxy Statement.
Proposal 3	Ratify our Board’s appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	You may vote FOR or AGAINST or you may ABSTAIN from voting.	Our Board recommends a vote FOR the ratification of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

What if another matter is properly brought before the Annual Meeting?

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record:  Shares Registered in Your Name

If you are a stockholder of record, you may vote electronically during the Annual Meeting or vote by proxy through the internet, over the telephone, or using a proxy card that you may request.  Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.  Even if you have submitted a proxy before the Annual Meeting, you may still attend and vote during the Annual Meeting.  In such case, your previously submitted proxy will be disregarded.

▪

You may vote your shares held in your name as the stockholder of record by attending the virtual Annual Meeting and voting electronically during the meeting.  Follow the instructions posted at www.virtualshareholdermeeting.com/VRRM2021, and reference the control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials.  If you are unable to attend the Annual Meeting, it is important to vote in advance.

▪	To vote online before the Annual Meeting, go to www.proxyvote.com.
▪	To vote by toll-free telephone at 1-800-690-6903 (be sure to have your Notice or proxy card in hand when you call).
▪	To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.

If we receive your vote by internet or phone or your signed proxy card prior to 11:59 p.m. Pacific Time the day before the Annual Meeting, we will vote your shares as you direct.

To vote, you will need the control number, which will be included in the Notice or on your proxy card if you are a stockholder of record of Class A Common Stock as of the Record Date, or included with your voting instructions received from your broker, bank or other agent if you hold your shares of Class A Common Stock in “street name.”

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us.  Simply follow the voting instructions in the Notice to ensure that your vote is counted.  To vote online during the Annual Meeting, you must follow the instructions from your broker, bank or other agent.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  Please be aware that you must bear any costs associated with your internet access.

Can I change my vote?

Yes.  Subject to the voting deadlines above, if you are a stockholder of record, you may revoke your proxy at any time before the close of voting using one of the following methods:

▪	Submit another properly completed proxy card with a later date.
▪	Grant a subsequent proxy by telephone or through the internet.
▪	Send a written notice that you are revoking your proxy to our Secretary.
▪	Attend the virtual Annual Meeting and vote electronically during the Annual Meeting. However, simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.

What happens if I do not vote?

Stockholder of Record:  Shares Registered in Your Name

If you are a stockholder of record and do not vote during the Annual Meeting, or through the internet, by telephone or by completing your proxy card before the Annual Meeting, your shares will not be voted.

Beneficial Owner:  Shares Registered in the Name of a Broker or Bank

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares.  Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked “ABSTAIN.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present but have no effect on the outcome of matters voted.

A broker has discretionary authority to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares.  On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters.

Proposals 1 and 2 (the election of two Class III directors and the advisory vote on the compensation of our named executive officers as described in this Proxy Statement) are non-routine matters, so your broker or nominee may not vote your shares on Proposals 1 and 2 without your instructions.  Proposal 3 (the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2021) is a routine matter, so your broker or nominee may vote your shares on Proposal 3 even in the absence of your instruction.

Please instruct your bank, broker or other agent to ensure that your vote will be counted.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted FOR the election of the each of the nominees for Class III director, FOR the advisory approval of our named executive officer compensation, and FOR the ratification of the selection of EY as our independent registered public accounting firm.  If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How many votes do I have?

Each stockholder will have the right to one vote per share of Class A Common Stock held as of the Record Date.

How many votes are needed to approve each proposal?

The following table sets forth the voting requirements with respect to each of the proposals:

Proposal	Description	Voting Requirement
Proposal 1	Elect two Class III directors, Jacob Kotzubei and Michael Huerta, to hold office until the 2024 annual meeting of stockholders.

Each Class III director must be elected by a plurality of the votes cast.  A plurality means that the nominees with the greatest number of FOR votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting.  A WITHHOLD vote will have no effect on the vote.  Proposal 1 is a non-routine matter.  Therefore, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors.  As a result, any shares not voted by a stockholder of record will be treated as a broker non-vote.  Such broker non-votes will have no effect on the results of this vote.

Proposal 2	Approve, on an advisory basis, the compensation of our named executive officers as described in this Proxy Statement.

This proposal must be approved by a majority of the votes cast by the stockholders present in person or by proxy, meaning that the votes cast by the stockholders FOR the approval of the proposal must exceed the number of votes cast AGAINST the approval of the proposal.  If a stockholder votes to ABSTAIN, it is not counted as a vote cast and has no effect on the outcome of this proposal.  Proposal 2 is a non-routine matter.  Therefore, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal.  As a result, any shares not voted by a customer will be treated as a broker non-vote.  Such broker non-votes will have no effect on the results of this vote.  Proposal 2 is non‑binding.  Because this vote is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.

Proposal 3	Ratify our Board’s appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

This proposal must be approved by a majority of the votes cast by the stockholders present in person or by proxy, meaning that the votes cast by the stockholders FOR the approval of the proposal must exceed the number of votes cast AGAINST the approval of the proposal.  If a stockholder votes to ABSTAIN, it is not counted as a vote cast and has no effect on the outcome of this proposal.  Proposal 3 is a routine matter.  Therefore, if you are a beneficial owner, your broker, bank or other nominee may vote your shares on this proposal without receiving voting instructions from you.

How are votes counted?

You may either vote FOR each nominee to serve as a Class III director on our Board, or you may WITHHOLD your vote for the nominee to serve as a Class III director.  Regarding the approval, on an advisory basis, of the compensation of our named executive officers as described in this Proxy Statement, you may vote FOR or AGAINST or you may ABSTAIN from voting.  For the ratification of the selection of EY as our independent registered public accounting firm, you may vote FOR or AGAINST or you may ABSTAIN from voting.  Abstentions, withheld votes, and broker non-votes are not treated as votes cast either for or against a matter, and therefore will not affect the outcome of the vote.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. (“Broadridge”) as our independent agent to tabulate stockholder votes.  If you are a stockholder as of the Record Date, and you choose to vote over the internet or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card will be returned directly to Broadridge for tabulation.  As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name,” as applicable) will return one proxy card to Broadridge on behalf of all its clients.

Who is paying for this proxy solicitation?

We will pay for the cost of soliciting proxies.  In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid additional compensation for soliciting proxies.  We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

Requirements for stockholder proposals to be brought before the 2022 annual meeting.

Our bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, a stockholder must give timely notice thereof in writing to our Secretary at Verra Mobility Corporation, 1150 North Alma School Road, Mesa, Arizona 85201.  To be timely for the 2022 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices between January 25, 2022 and February 24, 2022; provided that if the date of the 2022 annual meeting of stockholders is earlier than April 10, 2022 or later than July 9, 2022, a stockholder must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made.  A stockholder’s notice to our Secretary must also set forth the information required by our bylaws.

Requirements for stockholder proposals to be considered for inclusion in our proxy materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the 2022 annual meeting of stockholders, must be received by us not later than December 13, 2021 in order to be considered for inclusion in our proxy materials for that meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if stockholders holding at least a majority of the aggregate voting power of the shares of Class A Common Stock issued, outstanding and entitled to vote at the Annual Meeting are present at the meeting or represented by proxy.  Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the chairperson of the meeting may adjourn the meeting to another date.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

▪	view our proxy materials for the Annual Meeting on the internet; and
▪	instruct us to send you future proxy materials by email.

Our proxy materials are also available on the internet at www.proxyvote.com and on our investor relations website at https://ir.verramobility.com (information at or connected to our website is not and should not be considered part of this Proxy Statement).  Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will lessen the impact of our annual meetings on the environment.  If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website.  Your election to receive proxy materials by email will remain in effect until you terminate it.

How can I find out the results of the voting at the Annual Meeting?

We expect that preliminary voting results will be announced during the Annual Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts.  Please follow the instructions on each Notice to ensure that all your shares are voted.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders.  In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address.  This practice, known as “householding,” allows us to satisfy the requirements for delivering notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents.  “Householding” helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment.  If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, or you would like to revoke your consent to future “householding” mailings, please contact your broker, bank or other agent or contact us at the following address:

Verra Mobility Corporation

Attn:  Investor Relations

1150 North Alma School Road

Mesa, Arizona 85201

(480) 443-7000

Other Information

We were originally incorporated in Delaware on August 15, 2016 as Gores Holdings II, Inc.  (“Gores”), as a special purpose acquisition company, formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses.  On January 19, 2017, Gores consummated its initial public offering, following which its shares began trading on the Nasdaq Capital Market (“Nasdaq”).

On October 17, 2018, pursuant to an Agreement and Plan of Merger dated June 21, 2018 as amended on August 23, 2018 by that certain Amendment No. 1 to Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among Gores, AM Merger Sub I, Inc., a direct, wholly-owned subsidiary of Gores (the “First Merger Sub”), AM Merger Sub II, LLC, a direct, wholly-owned subsidiary of Gores (the “Second Merger Sub”), Greenlight Holding II Corporation (“Greenlight”), and PE Greenlight Holdings, LLC (the “Platinum Stockholder”), the First Merger Sub merged with Greenlight as the surviving entity. Immediately following, and as part of the same overall transaction the Second Merger Sub merged with Greenlight, with the Second Merger Sub as the surviving entity.  “Business Combination” refers to these mergers, together with the other related transactions.

At the closing of the Business Combination, Gores changed its name to “Verra Mobility Corporation” and the Second Merger Sub changed its name to “Verra Mobility Holdings, LLC.” As a result of the Business Combination, we became the owner, directly or indirectly, of all of the equity interests of Verra Mobility Holdings, LLC and its subsidiaries, including ATS Consolidated, Inc.  (“ATS”, now known as VM Consolidated, Inc.).  At the closing of the

Business Combination, we additionally changed our trading symbols from “GSHT,” and “GSHTW,” to “VRRM” and “VRRMW.” Currently, our Class A Common Stock is listed on Nasdaq under the symbol “VRRM”, and our Public Warrants (as defined below) trade on the over-the-counter market by the OTC Markets Group Inc.  (“OTC Markets”) under the symbol VRRMW.

As partial consideration for the Business Combination and pursuant to certain related transactions, the former majority securities holder of Greenlight Holding II Corporation, the Platinum Stockholder, and its affiliates including Platinum Equity, LLC (together with the Platinum Stockholder and its sponsored funds and other affiliated private equity vehicles “Platinum Equity”), received newly issued shares of Class A Common Stock constituting approximately 34% of our issued and outstanding shares of Class A Common Stock.

In connection to the Business Combination, we additionally entered into an investor rights agreement with the Platinum Stockholder (the “Investor Rights Agreement”).  Pursuant to the Investor Rights Agreement, subject to certain ownership thresholds, the Platinum Stockholder has the right to nominate up to three directors to our Board and, so long as one of the Platinum Stockholder’s nominees is elected as a director, one such nominee shall serve as the Chairman of the Board.  Jacob Kotzubei is a Platinum Stockholder nominee and currently serves as the Chairman of our Board.

Board of Directors and Corporate Governance

Corporate Governance

We believe that good corporate governance helps ensure that Verra Mobility is managed for the long-term benefit of its stockholders.  We have adopted corporate governance guidelines (our “Corporate Governance Guidelines”), which provide a foundation for Verra Mobility’s governance as a whole and describe the principles and practices that our Board follows in carrying out its responsibilities.  Our Corporate Governance Guidelines address, among other things:

▪	composition, structure and policies of our Board and its committees;
▪	determination of director qualifications;
▪	expectations and responsibilities of directors;
▪	management succession planning;
▪	evaluation of performance of our Board and each of its committees;
▪	principles of director compensation; and
▪	communications with stockholders and non-management directors.

Our Corporate Governance Guidelines will be reviewed by our nominating and corporate governance committee from time to time to ensure that they effectively promote the best interests of both Verra Mobility and our stockholders and that they comply with applicable laws, regulations and Nasdaq requirements.

Code of Business Ethics and Conduct

We have adopted a code of business ethics and conduct (our “Code of Ethics”) applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees.  Our Code of Ethics is available on our investor relations website (http://ir.verramobility.com/corporate-governance/governance-highlights) in the “Governance Highlights” section.  In the event that we amend or waive certain provisions of our Code of Ethics applicable to our principal executive officer, principal financial officer or principal accounting officer that require disclosure under applicable SEC rules, we will disclose the same on our website.

Director Independence

Our Class A Common Stock is listed on Nasdaq.  Under the listing requirements and rules of Nasdaq, a majority of our Board must be comprised of independent directors.  In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent.  Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.  Compensation committee members must not have a relationship with the company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member.  Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.  To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director.  Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that other than Jacob Kotzubei, Bryan Kelln and David Roberts, none of our directors has any relationship that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director and that such directors are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.  Jacob Kotzubei and Bryan Kelln are not independent because of their affiliation with Platinum Equity and the Platinum Stockholder.  David Roberts is not independent given his position as our President and Chief Executive Officer.  Accordingly, a majority of our directors are independent, as required under applicable Nasdaq listing rules.  In making this determination, our Board broadly considered all relevant facts and circumstances, including information provided by the directors and by us with regard to each director’s business and personal activities as they may relate to us and our management.  There are no family relationships among any of the directors or executive officers.

Board of Directors Leadership

In accordance with our Corporate Governance Guidelines, we currently separate the roles of Chief Executive Officer and Chairman of the Board.  These positions are currently held by David Roberts, as our President and Chief Executive Officer, and Jacob Kotzubei, as Chairman of our Board.  We believe this leadership structure is appropriate for our Company due to the differences between the two roles.  Our President and Chief Executive Officer is responsible for setting our strategic direction, providing day-to-day leadership and managing our business, while the Chairman provides guidance to our President and Chief Executive Officer, chairs meetings of our Board, sets the agendas for meetings of our Board and provides information to the members of our Board in advance of such meetings.  As a result of this leadership structure, our President and Chief Executive Officer is able to focus on developing and implementing our business strategies and objectives, and our Chairman is able to provide independent oversight and serve as an independent liaison between our management and the members of our Board.  Due to Jacob Kotzubei’s extensive executive leadership experience, we believe Jacob Kotzubei is well-suited to serve in his role as Chairman.

Executive Sessions of Non-Employee Directors

To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our Corporate Governance Guidelines provide that the non-employee directors will meet in executive sessions without management directors or company management on a periodic basis but no less than once a year.  The presiding director at executive sessions is the presiding independent director as elected by the independent directors, or another non-employee director otherwise designated by the non-employee directors.

Communications with our Board of Directors

Stockholders or interested parties who wish to communicate with our Board or with an individual director may do so by mail to our Board or the individual director, c/o General Counsel at 1150 North Alma School Road, Mesa, Arizona 85201.  The communication should indicate that it contains a stockholder or interested party communication.  In accordance with our Corporate Governance Guidelines, all such communication will be reviewed by our General Counsel, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Chairman of our Board.

Anti-Hedging and Anti-Pledging Policy

We have adopted an insider trading policy that includes restrictions and limitations on the ability of our directors, officers and certain other employees to engage in transactions involving the hedging and pledging of our Class A Common Stock.  Under the policy, hedging or monetization transactions, such as zero-cost collars and forward-sale contracts, which allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock, and thus to continue to own our Class A Common Stock without the full risks and rewards of ownership, are prohibited.  In addition, the policy addresses the practices of holding our Class A Common Stock in a margin account, under which the securities may be sold by the broker without the customer’s consent if the customer fails to meet a margin call, and of pledging our Class A Common Stock as collateral for a loan, in which event the securities may be sold in foreclosure if the borrower defaults on the loan.  Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Verra Mobility securities, our directors, officers and certain other employees are prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan.

Committees of our Board of Directors

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee which have the composition and responsibilities described below.  Our Board may establish other committees to facilitate the management of our business.  Copies of the charters of our audit, compensation, and nominating and corporate governance committees are available in the “Governance Highlights” section of our investor relations website (http://ir.verramobility.com/corporate-governance/governance-highlights).  Non-employee members of our Board serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our audit committee consists of John Rexford, Patrick Byrne and Cynthia Russo.  Our Board has determined that John Rexford, Cynthia Russo and Patrick Byrne are independent under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act.  The chair of our audit committee is John Rexford.  Our Board has determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements and are “audit committee financial experts” within the meaning of SEC regulations.  In arriving at these determinations, our Board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of our audit committee is to discharge the responsibilities of our Board with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered accounting firm.  Specific responsibilities of our audit committee include:

▪	appointing a registered public accounting firm for the purpose of preparing an audit report or performing other audit, review or attest services for us;
▪	evaluating the independence and performance of the registered public accounting firm;
▪	reviewing and discussing with the independent auditors their annual audit plan, including the timing and scope of audit activities;
▪	pre-approving audit and permissible non-audit services;
▪	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures on a regular basis;
▪	discussing guidelines and policies governing the process by which our senior management assesses and manages our exposure to risk;
▪	establishing and implementing policies relating to related party transactions;
▪

establishing procedures for the receipt, retention and treatment of complaints received by us and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

▪	reviewing our program to monitor compliance with our Code of Ethics; and
▪

reviewing significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect our ability to record, process, summarize and report financial information.

Compensation Committee

Our compensation committee consists of Patrick Byrne, Douglas Davis and Cynthia Russo.  The chair of our compensation committee is Patrick Byrne.  Our Board has determined that all members of our compensation committee are independent under Nasdaq listing standards, are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986.  Our compensation committee may form subcommittees of at least two members for any purpose that the committee deems appropriate and may delegate to such subcommittees such power and authority as the committee deems appropriate except such power or authority that is required by any law, regulation or listing standard to be exercised by the compensation committee as a whole.

The purpose of our compensation committee is to discharge the responsibilities of our Board to oversee our compensation and employee benefit plans and practices.  Specific responsibilities of our compensation committee include:

▪	evaluating and determining the compensation of our executive officers;
▪	reviewing and recommending to our Board the compensation of our directors;
▪	reviewing our executive compensation plan and recommending that our Board amend these plans if deemed appropriate;
▪

reviewing our general compensation plan and other employee benefit plans, including incentive compensation and equity-based plans and recommending that our Board amend these plans if deemed appropriate;

▪	reviewing and approving any severance or termination arrangements to be made with any of our executive officers; and
▪	reviewing the goals and objectives of our general compensation plans and other employee benefit plans.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of Patrick Byrne, Douglas Davis and Cynthia Russo, none of whom is or has been an officer or employee of the Company.  None of our executive officers currently serves, or during fiscal 2020 has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of any entity that has one or more executive officers serving on our compensation committee or our Board.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Douglas Davis and John Rexford.  The chair of our nominating and corporate governance committee is Douglas Davis.  Each member of our nominating and corporate governance committee is independent within the meaning of applicable listing standards, is a non-employee director and is free from any relationship that would interfere with the exercise of his independent judgment, as determined by our Board in accordance with the applicable Nasdaq listing standards.

The purpose of our nominating and corporate governance committee includes identifying and recommending to our Board the director nominees for the next annual meeting of stockholders and developing and recommending our Corporate Governance Guidelines and policies to our Board.  Specific responsibilities of our nominating and corporate governance committee include:

▪	establishing criteria for the selection of new directors to serve on our Board;
▪	identifying and evaluating candidates for nomination to our Board;
▪	recommending the membership composition of the committees of our Board;
▪	recommending changes regarding corporate governance matters including changes to our certificate of incorporation and bylaws;
▪	reviewing compliance with Nasdaq’s corporate governance listing requirements;
▪	reviewing and reassessing the adequacy of our Code of Ethics; and

▪	overseeing annual evaluations of our Board and the committees thereof.

Board of Directors and Committee Meetings and Attendance

Our Board is responsible for the oversight of our management and our strategy and for establishing corporate policies.  Our Board and its committees meet throughout the year on a regular schedule, and also hold special meetings and act by written consent from time to time.

Our Board met eight times and acted by written consent once during our last fiscal year.  Our audit committee met eight times and acted by written consent twice during our last fiscal year.  Our compensation committee met seven times and acted by written consent seven times during our last fiscal year.  Our nominating and corporate governance committee met three times and took no separate actions by written consent during our last fiscal year.  During our last fiscal year, each director attended 75% or more of the aggregate of the meetings of our Board and of the committees on which he or she served.

We encourage our directors and nominees for director to attend our annual meetings of stockholders.  In 2020, all of our directors attended our annual meeting of stockholders.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value.  A fundamental aspect of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company.  Our Board, as a whole, determines the appropriate level of risk for us, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks.  Although our Board administers this risk management oversight function, the committees of our Board support our Board in discharging its oversight duties and addressing risks inherent in their respective areas.

Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.  Our audit committee monitors compliance with legal and regulatory requirements.  Our audit committee also monitors management’s preparedness for and responses to data security incidents.  Our nominating and corporate governance committee monitors the effectiveness of our Corporate Governance Guidelines.  Our compensation committee assesses and monitors whether our compensation philosophy and practices have the potential to encourage excessive risk taking and evaluates compensation policies and practices that could mitigate such risks.

At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as legal risks and financial, tax- and audit-related risks.  In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and practices.

Nominations Process and Director Qualifications

Nomination to our Board of Directors

Candidates for nomination to our Board are selected by our Board based on the recommendation of our nominating and corporate governance committee in accordance with the committee’s charter, our policies, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by our Board regarding director candidate qualifications.  In recommending candidates for nomination, our nominating and corporate governance committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and bylaws, using the same criteria to evaluate all such candidates.  Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, our nominating and corporate governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board is set forth above under “Questions and Answers About these Proxy Materials, Voting and the Annual Meeting.”

Director Qualifications

With the goal of developing an experienced and highly qualified Board, our nominating and corporate governance committee is responsible for developing and recommending to our Board the desired qualifications, expertise and characteristics of members of our Board, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our Board and specific qualities or skills that the committee believes are necessary for one or more of the members of our Board to possess.

In addition to the qualifications, qualities, and skills that are necessary to meet U.S. legal, regulatory and Nasdaq listing requirements and the provisions of our certificate of incorporation, our bylaws, our Corporate Governance Guidelines and the charters of our Board committees, our nominating and corporate governance committee considers the following qualifications for any nominee for a position on our Board:  (i) experience in corporate governance, such as an officer or former officer of a publicly held company, (ii) experience in, and familiarity with, our business and industry, (iii) experience as a board member of another publicly held company, (iv) personal and professional character, integrity, ethics and values, (v) practical and mature business judgment, including the ability to make independent analytical inquiries, (vi) academic expertise in an area of our operations and (vii) background in financial and accounting matters.  Our Board and nominating and corporate governance committee believe that an experienced and highly qualified Board fosters a robust, comprehensive and balanced decision-making process for the continued, effective functioning of our Board and our success.  Accordingly, through the nomination process, our nominating and corporate governance committee seeks to promote Board membership that reflects diversity, factoring in gender, race, ethnicity, differences in professional background, education, skill, and experience, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience.  Our nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weighting or priority to any of the factors.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1:

Election of Class III Directors

Our Board has nominated Jacob Kotzubei and Michael Huerta to serve, and each has agreed to stand for election at the Annual Meeting, each as a Class III director to serve until the 2024 annual meeting of stockholders and until their successors have been duly elected, or if sooner, until their death, resignation or removal.

Our Board consists of seven members.  At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election.  Our directors are currently divided into the three classes as follows:

▪

Class I directors:  Cynthia Russo and Douglas Davis, whose terms will expire at the annual meeting of stockholders to be held in 2022 and until their successors have been duly elected, or if sooner, until their death, resignation or removal;

▪

Class II directors:  Patrick Byrne, John Rexford and David Roberts, whose terms will expire at the annual meeting of stockholders to be held in 2023 and until their successors have been duly elected, or if sooner, until their death, resignation or removal; and

▪

Class III directors:  Bryan Kelln and Jacob Kotzubei, whose current terms will expire at the Annual Meeting. If elected at the Annual Meeting, the terms of Mr. Kotzubei and Michael Huerta will expire at the annual meeting of stockholders to be held in 2024 and until their successors have been duly elected, or if sooner, until their death, resignation or removal.

The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Vote Required

Our directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote on the election of directors.  Accordingly, the two Class III director nominees receiving the highest number of affirmative votes will be elected at the Annual Meeting.  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named above.  If such nominees become unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by our Board.

Nominees

Our nominating and corporate governance committee seeks to assemble a Board that, as a group, can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its qualifications and experience in various areas.  To that end, the committee has identified and evaluated nominees in the broader context of our Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities deemed critical to effective functioning of our Board.

The following table sets forth, for the Class III nominees and our other directors who will continue in office after the Annual Meeting, their ages and position/office held with us as of the date of this proxy statement:

Name	Age	Position/Office Held with Verra Mobility Corporation
Class I directors whose terms expire at the annual meeting of stockholders in 2022:
Cynthia Russo(1)(2)	51	Director
Douglas Davis(2)(3)	59	Director

Class II directors whose terms expire at the annual meeting of stockholders in 2023:
Patrick Byrne(1)(2)	60	Director
John Rexford(1)(3)	64	Director
David Roberts	50	Director, President and Chief Executive Officer
Class III directors for election at the Annual Meeting:
Jacob Kotzubei	52	Director, Director Nominee
Michael Huerta	64	Director Nominee

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting.  This includes information regarding each director’s experience, qualifications, attributes or skills that led our Board to recommend him or her for board service.

Nominees for Election Until the Annual Meeting of Stockholders to be Held in 2024

Jacob Kotzubei, age 52, has served as a member of our Board since the consummation of the Business Combination. Mr. Kotzubei is a Partner at Platinum Equity and currently serves as a member of their Investment Committee. He also serves as an officer and director of various portfolio companies of Platinum Equity. Mr. Kotzubei is currently a director of Vertiv Holdings Co. (NYSE: VRT), Key Energy Services, Inc. (NYSE: KEG) and Ryerson Holding Corporation (NYSE: RYI). Prior to joining Platinum Equity in 2002, Mr. Kotzubei worked for Goldman Sachs’ Investment Banking Division and as a Mergers and Acquisitions attorney at Sullivan & Cromwell LLP in New York City. Mr. Kotzubei holds a bachelor’s degree from Wesleyan University and a J.D. from Columbia University School of Law. Mr. Kotzubei’s experience in executive management oversight, private equity, capital markets and transactional matters has led our Board to conclude that he has the expertise necessary to serve as a member of our Board.

Michael Huerta, age 64, served as Administrator for the United States Federal Aviation Administration (“FAA”) from 2013 to 2018. Before being named as Administrator, Mr. Huerta served as Acting Administrator of the FAA from 2011 to 2013 and FAA Deputy Administrator from 2010 to 2011. Mr. Huerta also served as Executive Vice President and Group President, Government Transportation, for Affiliated Computer Services, Inc., now Conduent, Inc. Mr. Huerta has served as an independent director of Delta Air Lines, Inc. (NYSE: DAL) since 2018, and is a member of Delta Air Lines’ Audit Committee and Safety, Security and Health Committee. Mr. Huerta holds a bachelor’s degree in Political Science from the University of California, Riverside and a Master’s in Public Affairs with a concentration in international relations from Princeton University. Mr. Huerta’s significant transportation and administrative experience makes him well qualified to serve as a member of Verra Mobility’s Board of Directors.

Our Board recommends a vote FOR each of the Class III director nominees to elect them to our Board.

Directors Continuing in Office Until the 2022 Annual Meeting of Stockholders

Cynthia Russo, age 51, has served as a member of our Board since our annual meeting of stockholders in 2019.  Ms. Russo currently serves as director of PAR Technology Corporation (NYSE: PAR), UserTesting, Inc. and Verifone, Inc. Ms. Russo also serves as the audit committee chair and a member of the compensation and nominating and governance committees for PAR.  She previously served as PAR’s lead director.  She also serves as the chair of the audit committee for UserTesting, Inc. and Verifone, Inc. Ms. Russo previously served as Executive Vice President and Chief Financial Officer of Cvent, Inc. (NYSE: CVT), a cloud-based enterprise event management platform, from

September 2015 to September 2018. Prior to that, Ms. Russo served in a variety of senior financial roles of increasing responsibility at MICROS Systems, Inc. (NASDAQ: MCRS), including as Executive Vice President and Chief Financial Officer from April 2010 until MICROS Systems’ acquisition by Oracle in September 2014. Ms. Russo holds a bachelor’s degree in business administration from James Madison University and is a Certified Public Accountant and Certified Internal Auditor. We believe that Ms. Russo’s significant financial accounting expertise, executive leadership, operational and risk management experience make her well qualified to serve as a member of our Board.

Douglas Davis, age 59, has served as a member of our Board since our annual meeting of stockholders in 2019.  Mr. Davis currently serves as an independent director of Digital Aerolus and was previously a director of Blue Pillar, Inc, and HERE Technologies. Mr. Davis held various positions of increasing responsibility at Intel Corporation (NASDAQ: INTC) from 1984 to 2019, most recently as Senior Vice President of the Automated Driving Group and Senior Vice President and General Manager of the Internet of Things Group. Mr. Davis holds a bachelor’s degree in electrical engineering from New Mexico State University and an MBA from W.P. Carey Graduate School of Business at Arizona State University. We believe that Mr. Davis’ significant technological expertise and operational experience make him well qualified to serve as a member of our Board.

Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

Patrick Byrne, age 60, has served as a member of our board since November 2, 2020. Mr. Byrne currently serves as the Chief Executive Officer of GE Digital, the software division of General Electric Company.  He previously served as the Senior Vice President of Fortive Corporation from July 2016 to June 2019, when Danaher Corporation, where Mr. Byrne previously served as the Chief Technical Officer, completed the separation of its Test Measurement and Industrial Technologies segments. Mr. Byrne previously served as an independent director of Micron Technology, Inc. from January 2011 to January 2020, including as a member of Micron Technology’s Audit Committee from 2019 to 2020. Mr. Byrne also served as President of Tektronix, a subsidiary of Danaher Corporation, from July 2014 to July 2016. Mr. Byrne holds a BS in Electrical Engineering from the University of California, Berkeley and an MS in Electrical Engineering from Stanford University. We believe that Mr. Byrne’s significant technological and operational experience makes him well qualified to serve as a member of the Company’s Board.

John Rexford, age 64, has served as a member of our Board since the consummation of the Business Combination. Mr. Rexford is the Managing Director of Ramona Park Consulting LLC, which he founded in 2016. Mr. Rexford also serves as director, and compensation committee member of Exela Technologies (NASDAQ CM: XELA). Mr. Rexford has over 36 years of finance experience that includes serving as Global M&A Head from 2010 to 2015 at Xerox Corporation (NYSE: XRX) and serving in various positions at Affiliated Computer Services, Inc. (which was acquired by Xerox Corporation), including Chief Financial Officer from 2006 to 2007. Mr. Rexford holds a bachelor’s degree in business administration from Southern Methodist University and an MBA from the Cox School of Business at Southern Methodist University. We believe that Mr. Rexford’s significant finance experience and financial expertise make him well qualified to serve as a member of our Board.

David Roberts, age 50, has served as a member of our Board since the consummation of the Business Combination on October 17, 2018. Mr. Roberts is the President and Chief Executive Officer of Verra Mobility. In such capacity, Mr. Roberts has established a high performing company that embraces consistent financial performance, market leadership and culture as the driver of performance. Prior to joining Verra Mobility, Mr. Roberts was President and Chief Executive Officer of BillingTree, a multi-channel electronic payment platform and President and Chief Executive Officer of Equity Methods, an employee stock option valuation software and services company which was later sold to Bank of America Merrill Lynch. Mr. Roberts earned a BBA at Baylor University at the Hankamer School of Business and an MBA from the University of Chicago Booth School of Business with concentrations in Finance and Strategy. Mr. Roberts has served as an Adjunct Professor at the W.P. Carey Graduate School of Business at Arizona State University. Mr. Roberts currently serves as an adviser for the Arizona Feed My Starving Children Leadership Committee. We believe that Mr. Roberts’ extensive Company experience and experience in the mobility industry makes him well qualified to serve as a member of the Company’s Board.

Non-Employee Director Compensation

We compensate our non-employee directors with a combination of (i) cash incentives and (ii) equity incentives in the form of time-based restricted stock units (“RSUs”).  David Roberts, our President and Chief Executive Officer, also serves as a director and we compensate Mr. Roberts solely for serving as our President and Chief Executive Officer -

see “Executive Compensation” below - and do not provide additional compensation for his service as a director.  The following table describes our annual compensation arrangements with our non-employee directors for the year 2020.

Cash(1)
Board member fee	$60,000
Committee chair fees(2)
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
Committee member fees
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$4,000
Equity
Director restricted stock unit grant(3)	$90,000

(1)	Amounts reflected in this table are annual amounts; payments are made on a quarterly basis.
(2)	Committee chairs do not receive an additional fee for being a member of the committee they chair.
(3)

The equity award has a grant date fair value of approximately $90,000 and vests in full on the earlier of (a) the date immediately preceding the date of the next annual stockholder meeting following the grant or (b) one year from the grant date.

The following table provides information for all compensation awarded to, earned by or paid to each person who served as a non-employee director in the fiscal year ending December 31, 2020. David Roberts is not included in the table below because he did not receive additional compensation for his service as a director.  The compensation received by Mr. Roberts as an employee is shown below in “Executive Compensation—Summary Compensation Table.”

The following table sets forth information concerning the compensation earned by or paid to our non-employee directors during fiscal 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Patrick Byrne	14,168	52,502(3)	66,670
Douglas Davis	77,500	90,004(4)	167,504
Jay Geldmacher	45,643	90,004(5)	135,647
Bryan Kelln(6)	60,000	90,004(4)	150,004
Jacob Kotzubei(7)	60,000	90,004(4)	150,004
John Rexford	84,000	90,004(4)	174,004
Cynthia Russo	77,500	90,004(4)	167,504

(1)	Amounts shown in this column reflect the total cash retainer earned by each director for Board and committee service during 2020.
(2)

Amounts shown in this column do not reflect dollar amounts actually received by our non-employee directors.  Instead, these amounts reflect the aggregate grant date fair value of each equity award granted in 2020, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.  Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.  As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	The aggregate dollar value of the 5,469 RSUs awarded to Patrick Byrne on November 2, 2020 is based on $9.60 per unit, the fair market value of our Class A Common Stock on November 2, 2020.

(4)

The aggregate dollar value of the 8,696 RSUs awarded to Douglas Davis, Bryan Kelln, Jacob Kotzubei, John Rexford, and Cynthia Russo on May 26, 2020 is based on $10.35 per unit, the fair market value of our Class A Common Stock on May 26, 2020.

(5)	Jay Geldmacher was awarded 8,696 RSUs on May 26, 2020, and forfeited such RSUs when he resigned from our Board on July 30, 2020, prior to the vesting date.
(6)

Bryan Kelln has assigned his fees earned or paid in cash to the Platinum Stockholder.  In addition, pursuant to an agreement with the Platinum Stockholder, he must hold all unvested stock awards for the sole benefit of the Platinum Stockholder.  Bryan Kelln disclaims beneficial ownership of the shares of Class A Common Stock issuable upon the vesting of any RSUs granted to him, except to the extent of his pecuniary interest.

(7)

Jacob Kotzubei has assigned his fees earned or paid in cash to the Platinum Stockholder.  In addition, pursuant to an agreement with the Platinum Stockholder, he must hold all unvested stock awards for the sole benefit of the Platinum Stockholder.  Jacob Kotzubei disclaims beneficial ownership of the shares of Class A Common Stock issuable upon the vesting of any RSUs granted to him, except to the extent of his pecuniary interest.

We currently reimburse our directors for their reasonable out-of-pocket expenses in connection with attending meetings of our Board and committees.  We have granted equity awards to our non-employee directors as compensation for their services.  All of our non-employee directors hold RSUs.  In May 2020, each of the non-employee directors were granted 8,696 RSUs, which vest on the earlier of (a) the date immediately preceding the date of the next annual stockholder meeting following the grant or (b) one year from the grant date.  In connection with his appointment to our Board on November 2, 2020, Patrick Byrne was granted 5,469 RSUs, which vest on an identical timeline.  For services provided in 2021, we have increased the annual director compensation for our non-employee directors by increasing the grant date fair value of these RSU awards to such directors by $40,000 to $130,000.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 2:

Advisory Vote to Approve Executive Compensation

As required by Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.  We currently plan to conduct this non-binding vote to approve executive compensation annually, with the next advisory vote taking place at the 2022 annual meeting of stockholders.

As described in the section entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the interests of our stockholders.  We believe that our compensation program effectively aligns the interests of our employees and our stockholders and rewards superior short-term and long-term financial and operational performance.  Please read the section entitled “Compensation Discussion and Analysis” beginning on page 33 and the compensation tables and narrative disclosure that follow for specific details about our executive compensation program.  Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers described in this Proxy Statement.

Accordingly, we are asking our stockholders to vote FOR the following resolution:

Resolved, that the stockholders hereby approve, on an advisory and non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required

The approval of this advisory proposal requires the affirmative vote of a majority of the votes cast by our stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon.

As an advisory vote, this proposal will not be binding on the Company, our Board or our compensation committee in any way.  As such, the results of the vote will not create or imply any change to the fiduciary duties of any members of our Board.  Notwithstanding the advisory non-binding nature of this vote, our Board values the opinions of our stockholders, and will consider the outcome of the vote when setting the frequency of the advisory vote on executive compensation.

At our 2020 annual meeting of stockholders, over 99% of the votes cast on the non-binding advisory vote (also known as a “say-on-pay” proposal) on the compensation of our named executive officers were voted in support of our executive compensation program, and our stockholders approved a proposal that we submit a say-on-pay vote to our stockholders on an annual basis.

Our Board recommends a vote FOR the approval, on an advisory non-binding basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 3:

Ratification of Selection of Independent Registered Public Accounting Firm

Our audit committee has appointed EY as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit this selection for ratification by the stockholders at the Annual Meeting.  EY has been our independent registered public accounting firm since the consummation of the Business Combination on October 17, 2018.

Representatives of EY are expected to be present during the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.  Our Board is submitting this selection as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm.  Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm.  If the stockholders fail to ratify this selection, our Board will reconsider whether or not to retain that firm.  Even if the selection is ratified, our Board may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests of us and our stockholders.

Vote Required

An affirmative vote from holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of EY.

Principal Accountant Fees and Services

The following table provides the aggregate fees for services provided by EY as our independent registered public accounting firms for the fiscal years ending December 31, 2020 and December 31, 2019, respectively.

	Fiscal Year Ended December 31, 2020	Fiscal Year Ended December 31, 2019
Type of Fees	($)	($)
Audit fees(1)	2,835,016	2,297,025
Audit-Related Fees(2)	—	295,000
Tax Fees(3)	—	15,664
Total fees	2,835,016	2,607,689

(1)

Audit Fees.  Audit fees consist of fees billed for professional services rendered for the integrated audit of our year-end consolidated financial statements and related services that are provided by our independent registered public accounting firm in connection with statutory and regulatory filings, including the review of our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, fees paid for the audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and foreign statutory audits.

(2)

Audit-Related Fees.  Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees. Tax fees consist of fees billed for tax consultation services for professional services relating to tax compliance, tax planning, and tax advice.

Audit Committee Approval

Our audit committee approved all of the foregoing services.  Our audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax and other services.  Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services.  Our independent registered public accounting firm and management are required to periodically report to our audit committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.  Our audit committee may also pre-approve particular services on a case-by-case basis.  During 2019 and 2020, services provided by EY were pre-approved by the audit committee in accordance with this policy.

Our Board recommends a vote FOR the ratification of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Report of the Audit Committee

On behalf of our Board, our audit committee oversees the financial reporting process for which management has responsibility.  Our independent registered public accounting firm, EY, was responsible for performing an audit of our consolidated financial statements.

Our audit committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2020 with our management.  The audit committee has discussed with its independent registered public accounting firm, EY, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as issued by the Public Company Accounting Oversight Board (“PCAOB”). Our audit committee has also received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the EY’s communications with our audit committee concerning independence, and has discussed with EY its independence. Based on the foregoing, our audit committee has recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The Audit Committee

John Rexford (Chair)

Patrick Byrne

Cynthia Russo

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our Class A Common Stock as of March 29, 2021:

▪	each of our named executive officers;
▪	each of our directors;
▪	all directors and executive officers as a group; and
▪	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our Class A Common Stock.

The percentage of shares beneficially owned shown in the table is based on 162,360,367 shares of Class A Common Stock outstanding as of March 29, 2021, the Record Date for the Annual Meeting.  In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our Class A Common Stock underlying warrants, stock options and time-based RSUs held by the person that are currently exercisable or exercisable within 60 days of March 29, 2021.  However, we did not deem such shares of our Class A Common Stock outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of our Class A Common Stock shown as beneficially owned by them. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in the table is c/o Verra Mobility Corporation, 1150 North Alma School Road, Mesa, Arizona 85201. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned Class A Common Stock Shares(1)	% of Voting Power(†)
5% Beneficial Owners
Entities affiliated with Platinum Equity, LLC(2)	30,408,685	18.43%
The Vanguard Group(3)	12,214,315	7.52%
BlackRock, Inc.(4)	9,652,700	5.95%
Fairview Capital Investment Management LLC(5)	8,222,900	5.06%
Named Executive Officers
David Roberts(6)	562,091	*
Patricia Chiodo(7)	196,039	*
Garrett Miller(8)	23,941	*
Steve Lalla(9)	—	*
Rebecca Collins(10)	32,274	*
Vincent Brigidi(11)	69,324	*
Directors(12)
Douglas Davis	15,171	*
Patrick Byrne	5,469	*
Bryan Kelln(13)	15,359	*
Jacob Kotzubei(14)	818,369	*
John Rexford	34,105	*
Cynthia Russo	15,171	*
Michael Huerta	—	*
All directors and executive officers as a group (12 persons)(15)	1,787,313	1.10%

*	Denotes less than 1%.
†	Each share of Class A Common Stock will be entitled to one vote per share.
(1)	Includes shares of Class A Common Stock issuable pursuant to derivatives exercisable within 60 days after March 29, 2021.
(2)

Based on information contained in a Schedule 13D/A filed on February 4, 2020, Platinum Equity beneficially owns 30,391,293 shares of Class A Common Stock, which includes (i) Private Placement Warrants (as defined below) to purchase 2,611,205 shares of Class A Common Stock acquired in a distribution by Gores Sponsor II LLC to certain of its investors, including Platinum Equity, (ii) 3,540,344 shares of Class A Common Stock acquired in a private placement by us and (iii) 24,239,744 shares of Class A Common Stock held directly by the Platinum Stockholder.  Neither Platinum Equity, the Platinum Stockholder, nor any of the investors described above has the sole power to vote or direct the voting of the shares of our Class A Common Stock beneficially owned by Platinum Equity.  The Platinum Stockholder is owned by Platinum Equity Capital Partners IV, L.P.  (“PECP IV”) and Platinum Greenlight Principals, LLC (“PGP”).  PECP IV and PGP are ultimately controlled by Platinum Equity, LLC.  Tom Gores is the ultimate beneficial owner of Platinum Equity, LLC.  Each of the foregoing may therefore be deemed to be a beneficial owner of the shares of our Class A Common Stock held by the Platinum Stockholder.  Mr. Gores is the brother of Alec Gores, our former chairman.  The business address of the Platinum Stockholder is PE Greenlight Holdings, LLC c/o Platinum Equity Advisors, LLC, 360 North

Crescent Drive, South Building, Beverly Hills, California 90210. Amounts reported include an additional 8,696 shares of Class A Common Stock issuable upon the vesting of 8,696 RSUs held by Jacob Kotzubei for the benefit of the Platinum Stockholder and an additional 8,696 shares of Class A Common Stock issuable upon the vesting of 8,696 RSUs held by Bryan Kelln for the benefit of the Platinum Stockholder, each of which will vest on the date immediately preceding the date of the Annual Meeting and which are not included on the Schedule 13D/A filed on February 4, 2020.

(3)

Based on information contained in a Schedule 13G filed on February 10, 2021, The Vanguard Group beneficially owns 12,214,315 shares of Class A Common Stock, including (i) sole voting power over none of the reported shares, (ii) shared voting power over 311,820 of the reported shares, (iii) sole dispositive power over 11,794,223 of the reported shares and (iv) shared dispositive power over 420,092 of the reported shares.  The business address of The Vanguard Group is 100 Vanguard Blvd. Malvern, Pennsylvania 19355.

(4)

Based on information contained in a Schedule 13G filed on February 1, 2021, BlackRock, Inc. beneficially owns 9,652,700 shares of Class A Common Stock, including (i) sole voting power over 9,461,656 of the reported  shares, (ii) shared voting power over zero of the reported shares, (iii) sole dispositive power over 9,652,700 of the reported shares and (iv) shared dispositive power over zero of the reported shares.  The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)

Based on information contained in a Schedule 13G filed on February 16, 2021, Fairview Capital Investment Management, LLC beneficially owns 8,222,900 shares of Class A Common Stock, including (i) sole voting power over zero of the reported shares, (ii) shared voting power over 8,222,900 of the reported shares, (iii) sole dispositive power over zero of the reported shares and (iv) shared dispositive power over 8,222,900 of the reported shares.  The business address of Fairview Capital Investment Management, LLC is 300 Drakes Landing Road, Suite 250, Greenbrae, California 94904.

(6)

Consists of (i) 501,194 shares of Class A Common Stock held by David Roberts, (ii) 9,400 shares of Class A Common Stock held by David & Kimberly Roberts Family Trust UA dated 12/13/2006 for the benefit of Mr. Roberts and of which Mr. Roberts is a trustee and (iii) 51,497 shares of Class A Common Stock subject to stock options with an exercise price of $12.62 that Mr. Roberts has the right to acquire within 60 days of March 29, 2021.

(7)

Consists of (i) 170,256 shares of Class A Common Stock held by Patricia Chiodo, (ii) 10,000 shares of Class A Common Stock held by Patricia D Chiodo Revocable Living Trust for the benefit of Ms. Chiodo and of which Ms. Chiodo is a trustee and (iii) 15,783 shares of Class A Common Stock subject to stock options with an exercise price of $12.62 that Ms. Chiodo has the right to acquire within 60 days of March 29, 2021.

(8)

Consists of (i) 4,339 shares of Class A Common Stock held by Garrett Miller, (ii) 12,690 shares of Class A Common Stock held by Miller Family Trust for the benefit of Mr. Miller and of which Mr. Miller is a co-trustee and (iii) 6,912 shares of Class A Common Stock subject to stock options with an exercise price of $12.62 that Mr. Miller has the right to acquire within 60 days of March 29, 2021. Mr. Miller was no longer an executive officer as of March 26, 2021, and beneficial ownership information for the number of reported shares owned is based on information available to the Company as of that date.

(9)

Steve Lalla was appointed as our Executive Vice President, Commercial Services in January 2021. Mr. Lalla is not a “named executive officer” for fiscal year 2020 within the meaning of Item 402(m) of Regulation S-K.  However, we view Mr. Lalla as an essential member of our executive officer team and we anticipate that Mr. Lalla will likely become a “named executive officer” within the meaning of the SEC rules for the fiscal year ending December 31, 2021.

(10)

Consists of (i) 24,095 shares of Class A Common Stock held by Rebecca Collins and (ii) 8,179 shares of Class A Common Stock subject to stock options with an exercise price of $12.62 that Ms. Collins has the right to acquire within 60 days of March 29, 2021.

(11)

When Vincent Brigidi agreed to leave the Company in September 2020, he entered into the Separation Agreement (as defined below) which provided for, among other things, the continued vesting of certain RSUs granted to him in 2018, pursuant to certain conditions in the Separation Agreement.  All other unvested equity awards then held by Mr. Brigidi, including his other unvested RSUs, performance share units (“PSUs”) and stock options, were either terminated or forfeited. For a discussion of Mr. Brigidi’s Separation Agreement, please see the section titled “Employment, Severance and Change in Control Agreements—Vincent Brigidi.” Beneficial ownership information for the number of reported shares owned is based on information contained in a Form 4 filed on March 13, 2020 and the issuance of shares from the continued vesting of certain RSUs discussed above.

(12)

Shares listed for our non-employee directors include 8,696 shares of Class A Common Stock issuable upon the vesting of 8,696 RSUs held by Douglas Davis, John Rexford, and Cynthia Russo, and 5,469 shares of Class A Common Stock issuable upon the vesting of 5,469 RSUs held by Patrick Byrne which will vest on the date immediately preceding the date of the Annual Meeting.  See the section titled “Non-Employee Director Compensation” above.

(13)

Amounts reported for Bryan Kelln do not include the 8,696 shares of Class A Common Stock issuable upon the vesting of RSUs referred to in footnote 2 above, which are held for the sole benefit of the Platinum Stockholder, and with respect to which Mr. Kelln disclaims beneficial ownership, except to the extent of any indirect pecuniary interest therein.

(14)

Includes 340,861 shares of Class A Common Stock issuable upon the exercise of 340,861 Private Placement Warrants. Amounts reported for Jacob Kotzubei do not include the 8,696 shares of Class A Common Stock issuable upon the vesting of RSUs referred to in footnote 2 above, which are held for the sole benefit of the Platinum Stockholder, and with respect to which Mr. Kotzubei disclaims beneficial ownership, except to the extent of any indirect pecuniary interest therein.

(15)

Includes the following 12 individuals:  Douglas Davis (director), Patrick Byrne (director), Bryan Kelln (director), Jacob Kotzubei (director), John Rexford (director), Cynthia Russo (director), Michael Huerta (director nominee), David Roberts (officer and director), Patricia Chiodo (officer), Garrett Miller (former officer), Vincent Brigidi (former officer) and Rebecca Collins (officer). See footnote 9 above for a discussion of why Steve Lalla is not one of the Company’s named executive officers for fiscal 2020.

Executive Officers

The following is biographical information for our executive officers, as of the date of this proxy statement and certain former executive officers who served in fiscal year 2020 as noted below:

Name	Age	Position
David Roberts	50	President and Chief Executive Officer
Patricia Chiodo	55	Chief Financial Officer
Garrett Miller	41	Former Executive Vice President, Government Solutions
Steve Lalla	58	Executive Vice President, Commercial Services
Rebecca Collins	51	General Counsel
Vincent Brigidi	44	Former Executive Vice President, Commercial Services

(1)	Garrett Miller resigned as our Executive Vice President, Government Solutions effective March 26, 2021.
(2)	Vincent Brigidi agreed to leave the Company effective October 30, 2020 and stepped down as our Executive Vice President, Commercial Services effective September 30, 2020.

David Roberts has served as Verra Mobility’s President and Chief Executive Officer since the consummation of the Business Combination and served as the President and Chief Executive Officer of ATS from May 2018 until the Business Combination.  He served as ATS’ Chief Operating Officer from August 2014 to May 2018.  Mr. Roberts brings more than 24 years of management experience to Verra Mobility.  Prior to Verra Mobility, from April 2012 to August 2014, Mr. Roberts was the President and Chief Executive Officer of BillingTree, a multi-channel electronic payment platform company.  Prior to joining BillingTree, from August 2008 to March 2012, Mr. Roberts was a Managing Director at Bank of America Merrill Lynch, leading the Equity Plan Services business.  Mr. Roberts joined Bank of America Merrill Lynch via its acquisition of Equity Methods, where he served as Chief Executive Officer.

Patricia Chiodo has served as Verra Mobility’s Chief Financial Officer since the consummation of the Business Combination and served in the same capacity at ATS since June 2015.  Prior to joining Verra Mobility, Ms. Chiodo served as the Co-President and Chief Financial Officer of Origami Owl LLC from September 2013 to April 2015.  Ms. Chiodo also served as a director of Acme Lift Company from March 2013 to March 2015.  Prior to joining Origami Owl LLC, Ms. Chiodo was a consultant to privately held companies from May 2012 to August 2013, and was the Senior Vice President and Chief Financial Officer for RSC Holdings, Inc. from April 2010 to April 2012.  Ms. Chiodo holds a bachelor’s degree in business administration from the University of Arizona.

Garrett Miller served as Verra Mobility’s Executive Vice President, Government Solutions, from June 2019 until his resignation on March 26, 2021.  Because Mr. Miller was an executive officer during fiscal year 2020, information related to his 2020 compensation is included in this Proxy Statement.  Prior to joining Verra Mobility, Mr. Miller served as GE Current’s Chief Digital Officer from February 2017 to May 2019 and prior to that as its Chief Operating Officer, Digital, from May 2016 to January 2017.  Mr. Miller holds a bachelor’s degree in geology from Pomona College and a master’s degree in environmental engineering from Yale University.

Steve Lalla has served as Verra Mobility’s Executive Vice President, Commercial Services since February 2021. Prior to Verra Mobility, he spent more than 30 years leading global, transformational changes at technology providers such as Vertiv, Dell and Motorola. At Vertiv, as Executive Vice President, he oversaw a global portfolio that included services and software solutions for power, thermal and industrial products. At Dell, Mr. Lalla held leadership roles in Commercial PC, PC Accessories, and Cloud and Data Security. Prior to Dell, he led the Mass Market cellular phone business at Motorola.

Because Mr. Lalla was appointed as our Executive Vice President, Commercial Services in January 2021, he is not a “named executive officer” within the meaning of Item 402(m) of Regulation S-K. However, we view Mr. Lalla as an essential member of our executive officer team and we anticipate that Mr. Lalla will likely become a “named executive officer” within the meaning of the SEC rules for the fiscal year ended December 31, 2021. However, information relating to Mr. Lalla’s compensation is not included in the Compensation Discussion and Analysis (the “CD&A”), as the CD&A only relates to compensation in this section awarded to, earned by or paid to our named executive officers in the fiscal year ended December 31, 2020.

Rebecca Collins has served as Verra Mobility’s General Counsel since the consummation of the Business Combination and served in the same capacity at ATS since May 2016.  Prior to joining Verra Mobility, Ms. Collins served as General Counsel and Chief Compliance Officer at Contractor Management Services (now known as Openforce) from November 2015 to May 2016, which followed her role as Deputy General Counsel at NJOY, Inc. from August 2013 to October 2015.  Prior to working at NJOY, Inc., Ms. Collins served as Senior Associate General Counsel at General Dynamics C4 Systems, where she started in May 2001.  Ms. Collins holds a bachelor’s degree from the University of Pennsylvania and a J.D. from the James E. Rogers College of Law at the University of Arizona.

Vincent Brigidi served as Verra Mobility’s Executive Vice President, Commercial Services from September 2014 until September 30, 2020. When Mr. Brigidi agreed to leave the Company in September 2020, he entered into the Separation Agreement which provided for, among other things, his employment in a special advisory role until October 30, 2020, during which time and in such role, he would assist with the transition of his responsibilities as the Company’s former Executive Vice President, Commercial Services. For a discussion of Mr. Brigidi’s Separation Agreement, please see the section titled “Employment, Severance and Change in Control Agreements—Vincent Brigidi.”

Executive Compensation

Compensation Discussion and Analysis

Introduction

This CD&A describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers.  This CD&A also describes our executive compensation philosophy, objectives and design, as well as the manner in which the Company awards, and our named executive officers earn, such compensation.  Finally, this CD&A is intended to supplement the data presented in the Summary Compensation Table and other compensation tables that follow the CD&A.

Our named executive officers, consisting of our principal executive officer, principal financial officer, the next two most highly compensated executive officers as of December 31, 2020 (we did not have any other executive officers serving on December 31, 2020), and one executive officer who was among our three next highest compensated executive officers during 2020, but whose service terminated prior to December 31, 2020, are listed below. For purposes of this disclosure, we define “executive officer” as the president, any executive vice president in charge of a principal business unit or function, and any other officer or person who performs a policy making function for the Company.

▪	David Roberts, President and Chief Executive Officer;
▪	Patricia Chiodo, Chief Financial Officer;
▪	Garrett Miller, former Executive Vice President, Government Solutions(1);
▪	Rebecca Collins, General Counsel; and
▪	Vincent Brigidi, former Executive Vice President, Commercial Services(2).
(1)	Garrett Miller resigned as our Executive Vice President, Government Solutions effective March 26, 2021.
(2)	Vincent Brigidi agreed to leave the Company effective October 30, 2020 and stepped down as our Executive Vice President, Commercial Services effective September 30, 2020.

Executive Summary

Our Response to the COVID-19 Pandemic

The COVID-19 pandemic posed considerable challenges to our business and operations.  Throughout the year, our Board and management focused on keeping our employees safe and protecting our financial health. For 2020, revenue declined 12% to 393.6 million and adjusted EBITDA declined 25% to 181.8 million.  In the fourth quarter of 2020, we experienced month-over-month improvements.  The numerous actions we took over the course of 2020 have allowed us to position ourselves for continued growth in 2021 as the COVID-19 pandemic recedes and the economy recovers.

Key Compensation Highlights

Verra Mobility’s executive compensation program was designed to be consistent with its executive compensation principles, objectives, and commitment to sound corporate governance, as summarized below.

▪

Pay Adjustments. In light of the COVID-19 pandemic, in the second quarter of 2020 we instituted austerity measures including pay cuts for many of our executives as well as a cash compensation reduction for our Board. This included a 50% reduction in 2020 fees for our non-employee directors, a base salary reduction of 100% for our CEO and base salary reductions of 50% for the remainder of the executives. In the third quarter of 2020, salary reductions for our executives were terminated and in the fourth quarter of 2020, cash compensation for our Board was restored to previous levels. In the fourth quarter of 2020, amounts previously reduced from cash compensation or salary were recompensed as applicable.

▪	Moderate increases to target cash compensation. Target cash compensation increases for our named executive officers were made in February 2020 and ranged from approximately 4% to approximately 6%.
▪

No bonus payouts under our Annual Incentive Bonus Plan.  Due to the impact of the COVID-19 pandemic on the global economy and our business, we were unable to meet the annual revenue and adjusted EBITDA goals set by our Board. At the end of fiscal 2020, the compensation committee recognized management’s leadership throughout fiscal 2020 and its strong performance in the fourth quarter, but determined not to adjust the formulaic outcome of the bonus plan. As such, no payments were made under the bonus plan.

▪

Introduced a new long-term incentive program. Following the Company’s first year as a publicly-traded company in 2019, the compensation committee approved a new long-term incentive program beginning fiscal 2020 that consists of a mix of PSUs based on relative total shareholder return, stock options and RSUs intended to strengthen the alignment between pay outcomes and Company performance.

▪

Adopted ownership guidelines for our non-employee directors and executives. Our compensation committee adopted stock ownership guidelines to further align the interests of our non-employee directors and executives with those of our stockholders. Beginning in fiscal 2020, non-employee directors and executives are expected to accumulate and hold a minimum number of shares of the Verra Mobility stock.

▪

Adopted a clawback policy. Our Board has adopted a clawback policy that allows the Company to recapture amounts paid or equity issued to our executives under certain circumstances. This policy is in addition to the clawback policy in the Company’s 2018 Equity Incentive Plan approved by shareholders.

Compensation Philosophy and Objectives

Our compensation philosophy is primarily driven by our commitment to aligning our executive compensation with the interests of our stockholders by emphasizing performance-based incentive compensation focused on objectives that our Board believes have a significant impact on long-term stockholder value.  We recognize that an effective compensation strategy and philosophy is critical to recruiting, incentivizing, and retaining key employees who contribute to the achievement of our short-term and long-term success and thereby create value for our stockholders.  Therefore, our executive compensation program is designed to reinforce the following objectives:

▪	reward our named executive officers for sustained financial and operating performance, strong leadership and individual performance;
▪	align our named executive officers’ interests with the interests of our stockholders; and
▪	encourage our successful named executive officers to remain with us for the long term.

Underpinning our compensation philosophy is our belief that Verra Mobility is a growth company with the potential to have a significant impact on the global smart mobility technology solutions and services industry.  Achieving that potential should result in value creation for our stockholders.  Thus, we believe that management’s incentives, our annual goals, and the long-term goals set by our compensation committee and our Board should reflect that growth orientation.

Elements of Our Executive Compensation Program

Our compensation program in 2020 consisted of base salary, annual cash incentives, stock options, RSUs and PSUs. The following table summarizes the primary elements and objectives of our 2020 compensation program for executive officers, including our named executive officers.

Element	Description	Primary Objectives
Base Salary	Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance, and experience.	▪ Recruitment and retention
Annual Cash Incentive (Annual Incentive Bonus Plan)

Annual incentive with target award amounts for each executive officer.  Actual cash payouts are linked to achievement of annual Company goals and individual performance.  For 2020, payouts could range from 0%-200% of target depending on the relevant metric.

▪ Drive top-tier performance ▪ Incentivize and reward
Long-Term Incentives

David Roberts, Tricia Chiodo, Garrett Miller, Rebecca Collins and Vincent Brigidi received annual equity awards during 2020, comprised of a combination of stock options, RSUs and PSUs.  Stock options and RSUs vest over four years in equal installments.  PSUs vest three years from the grant date and are based on the achievement of milestones based on the Company’s three-year relative total shareholder return (“TSR”).

▪ Drive top-tier performance ▪ Align with stockholders’ interests ▪ Link realized value entirely to stock price appreciation ▪ Retention

Executive Pay Mix

Our compensation philosophy is to deliver a significant portion of compensation in the form of at-risk, performance-based components, and in 2020, a significant portion of our executive compensation consisted of variable, at-risk compensation.  Eighty-five percent of our Chief Executive Officer’s compensation for 2020 was delivered in variable compensation elements, and 76% of our other named executive officers’ overall compensation, on average, was delivered in at-risk variable compensation.

Compensation Decision-Making Process

Our compensation committee has numerous tools at its disposal to help Verra Mobility accomplish its short- and long-term performance goals.  Our compensation committee generally chooses to utilize those tools as follows in its administration and oversight of our executive compensation program.

Role of the Compensation Committee

Our compensation committee works closely with its independent compensation consultant and meets regularly, including in executive session without members of management present, to make decisions concerning our executive compensation program and on the compensation of our Chief Executive Officer and other executive officers.  The committee reviews a variety of market data and information, including company, peers, compensation information in the technology industry and general economic trends, and considers the recommendations of its compensation consultant when making compensation decisions.  The committee chair reports on the committee’s actions  at each regular Board meeting.  The committee’s responsibilities include, among other things, reviewing and approving (or making recommendations to our Board, as applicable, regarding):

▪	our compensation philosophy, objectives and policies;
▪	amounts and form of compensation to executives;
▪	annual and long-term incentive targets and performance goals;
▪	achievement of goals in annual and long-term incentive plans;

▪	non-employee director compensation;
▪	the peer companies used for assessing market compensation levels, pay practices and performance; and
▪	CD&A disclosure in the annual proxy statement.

The full description of our compensation committee’s authority and responsibilities is provided in our compensation committee charter, which is available on our investor relations website, http://ir.verramobility.com/corporate-governance/governance-highlights.

Role of the Independent Compensation Consultant

Our compensation committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to serve as its independent compensation consultant for fiscal 2020. Semler Brossy was engaged to assist our compensation committee with a variety of tasks related to 2020 executive compensation, which included, among other things, evaluating the impact of COVID-19 on the committee’s compensation-related decisions; conducting and presenting the annual review of the total compensation packages for our executive officers, including base salary, cash bonuses, long-term incentives and total direct compensation; reviewing market data on compensation; reviewing and assessing the annual and long-term incentives currently provided to executives and future awards; aligning and testing performance-related pay; reviewing non-employee directors’ compensation; reviewing the Company’s peer group; and understanding and responding to market compensation trends.  Our compensation committee assessed the independence of Semler Brossy pursuant to the rules prescribed by the SEC and Nasdaq and concluded that no conflict of interest existed in 2020 that would have prevented Semler Brossy from serving as an independent consultant to our compensation committee.

Role of Management

When making decisions on executive compensation, our compensation committee considers input from our Chief Executive Officer, who provides his evaluation of each executive officer’s performance to the committee, and makes recommendations with respect to base salary and target incentives, incentive awards and equity awards for each executive officer other than himself.  This recommendation is considered by our compensation committee, which makes its own ultimate determinations.  No member of management, including our Chief Executive Officer, is present during the deliberation of his or her own compensation decisions.

Competitive Market Information

Our compensation committee considered competitive market practices when setting total pay levels for 2020.  However, competitive market data is only one of several resources made available to the committee to assist it in setting executive compensation levels.  The committee also considers individual-specific factors, such as individual performance, experience and level and scope of responsibilities, company performance and economic conditions.  Our compensation committee does not use a formula or fixed target to determine compensation.

In setting compensation, our compensation committee compares base salaries, annual incentive opportunities, and long-term compensation for our executive officers against to a peer group of companies with similar business and size characteristics.  Our compensation committee regularly reviews the composition of the peer group and makes modifications as appropriate.  A comprehensive review was conducted in February 2019.  We believe these peer group companies on the whole are:

▪	appropriate in size (considering revenue, net income, market capitalization, EBIT, enterprise value and assets);
▪	companies with which we are likely to compete for executive talent; and/or
▪	companies that share a similar business model or similar business content in one or more areas.

Our peer group consisted of the following companies:

ACI Worldide	Alarm.Com Holdings, Inc.	ALJ Regional Holdings, Inc.
Aspen Technology	Badger Meter	Blackbaud
CSG Systems	Cubic Corporation	EVERTEC, Inc.
ExlService Holdings	FICO	Guidewire Software
Imperva(1)	Manhattan Associates	MTS Systems
Net 1 UEPS Technologies	NIC	OSI Systems
PRGX Global	Tyler Technologies	WEX Inc.
(1)	Imperva was acquired following the approval of the peer group.

In addition to these peer companies, the compensation committee also reviews pay data from compensation surveys, where relevant, as an additional reference point when setting executive compensation levels.

2020 Compensation Decisions

Base Salary

Base salary is a fixed element within a total compensation package intended to attract and retain the talent necessary to successfully manage our business and execute our business strategies.  Base salary for our named executive officers is established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure and other factors deemed relevant.  The table below shows the annualized base salary for each named executive officer for 2020 and 2019. Base salary increases for 2020 were approved by our compensation committee in February 2020.

	Base Salary ($)
Name	2020	2019	Change (%)
David Roberts	467,460	441,000	6.0
Patricia Chiodo	387,788	372,863	4.0
Garrett Miller(1)	303,680	292,000	4.0
Rebecca Collins	324,450	309,000	5.0
Vincent Brigidi(2)	316,032	302,423	4.5

(1)Garrett Miller resigned from his position as the Company’s Executive Vice President, Government Solutions, effective March 26, 2021.

(2)When Vincent Brigidi agreed to leave the Company in September 2020 (effective October 30, 2020), he entered into the Separation Agreement which provided for, among other things, severance payments equal to his base salary for a period of 12 months thereafter. For a discussion of Mr. Brigidi’s Separation Agreement, please see the section titled “Employment, Severance and Change in Control Agreements—Vincent Brigidi.”

Annual Incentive Bonus Plan

During 2020, we sponsored our Verra Mobility Annual Incentive Bonus Plan (the “Bonus Plan”) for employees who were active, full-time, salaried employees of Verra Mobility and who were approved for participation by our Chief People Officer and Chief Executive Officer.  Participation for our executive officers was determined by the Compensation Committee.  Participants in the Bonus Plan, which included our named executive officers, were eligible to receive cash bonus payments based on Company (or segment, as applicable) and individual performance.  For 2020, the bonus targets for the named executive officers were established as a percentage of base salary as follows:

Name	Target Award % (% of Base Salary)
David Roberts	100%
Patricia Chiodo	75%
Garrett Miller	75%
Rebecca Collins	60%
Vincent Brigidi	75%

Payment of annual bonuses to our named executive officers is based on the achievement of revenue and adjusted EBITDA targets for the Company and each of its segments for the plan year, as those revenue and adjusted EBITDA targets are determined by our Chief Financial Officer and approved by our compensation committee and, except in the case of our Chief Executive Officer, on individual performance. We define adjusted EBITDA as net (loss) income adjusted to exclude (i) interest expense, net, (ii) income taxes, (iii) depreciation and amortization, and (iv) as further adjusted to exclude the impact of certain non-cash and non-recurring items that we do not consider indicative of our ongoing operating performance.

	Performance Metric Weighting
Name	Consolidated Revenue	Consolidated Adjusted EBITDA	Business Unit Revenue	Business Unit Adjusted EBITDA	Individual Performance
David Roberts	65%	35%
Patricia Chiodo	50%	30%			20%
Garrett Miller			50%	30%	20%
Rebecca Collins	50%	30%			20%
Vincent Brigidi			50%	30%	20%

Our consolidated revenue for fiscal year 2020 was approximately $393.6 million, which correlated to approximately 75.1% against the consolidated revenue target.  Our consolidated adjusted EBITDA for fiscal year 2020 was approximately $181.8 million, which correlated to approximately 68.0% against the consolidated adjusted EBITDA target.  Our Commercial Services revenue for fiscal year 2020 was approximately $180.9 million, which correlated to approximately 60.5% against the Commercial Services revenue target.  Our Commercial Services adjusted EBITDA for fiscal year 2020 was approximately $97.2 million, which correlated to approximately 53.0% against the Commercial Services adjusted EBITDA target.  Our Government Solutions revenue for fiscal year 2020 was approximately $212.7 million, which correlated to approximately 94.4% against the Government Solutions revenue target.  Our Government Solutions adjusted EBITDA for fiscal year 2020 was approximately $84.7 million, which correlated to approximately 101% against the Government Solutions adjusted EBITDA target.

	Performance Metric Goals and Achievement ($MM)
Performance Metric	<Threshold	Threshold	Target	Maximum	2020 Actual Performance
Payout as a % of Target	0%	50%	100%	200%
Consolidated
Revenue	<$445.6	$445.6	$524.3	$629.1	$393.6
Adjusted EBITDA	<$227.3	$227.3	$267.4	$320.9	$181.8
Commercial Services Business Unit
Revenue	<$254.0	$254.0	$298.9	$358.6	$180.9
Adjusted EBITDA	<$155.9	$155.9	$183.4	$220.1	$97.2
Government Solutions Business Unit
Revenue	<$191.6	$191.6	$225.4	$270.5	$212.7
Adjusted EBITDA	<$71.4	$71.4	$84.0	$100.8	$84.7

Due to the impacts of the COVID-19 pandemic on our business and operations, we did not meet our consolidated performance metric goals for 2020.  As a result, no payments were made for 2020 pursuant to the Bonus Plan. While our Government Solutions business unit exceeded its performance metric goals, no payments were made because the Company did not meet 85% of its consolidated Adjusted EBITDA goal, which was a gating item for payment.  Our compensation committee also decided not to make any discretionary adjustments to the 2020 plan results.

Verra Mobility Corporation 2018 Equity Incentive Plan

The Verra Mobility 2018 Equity Incentive Plan (the “2018 Equity Plan”) was approved by our stockholders on October 17, 2018, after being adopted by our Board on July 10, 2018, subject to stockholder approval.  Awards made under the 2018 Equity Plan allow us to attract new key employees, to continue to retain existing key employees, directors and other service providers for our and our stockholders’ long-term benefit and to align the interests of our employees, directors and other service providers with the interests of our stockholders.  The 2018 Equity Plan authorizes the compensation committee to provide incentive compensation in the form of stock options, restricted stock and stock units, performance shares and units, other stock-based awards and cash-based awards.  The maximum aggregate number of shares authorized for issuance under the 2018 Equity Plan is 10,864,000, and such shares shall consist of authorized but unissued or reacquired shares or any combination thereof.

2020 Long-Term Incentive Program

For 2020, our compensation committee approved awards of long-term incentives to our named executive officers comprised of RSUs, stock options and PSUs.  RSUs and stock options vest in four equal annual installments beginning on the first anniversary of the grant date.  PSUs vest three years from the grant date based on the achievement of the Company’s three-year TSR relative to a select group of companies within the data processing and outsourced services industry.

The size of the annual award grants made in early March 2020 to our executives were increased by 40% for all but Garrett Miller on a one-time basis in order to account for the change in grant timing and the fact that no grants had been made to those executive officers since the Business Combination in 2018.

Restricted Stock Units

RSUs granted under the 2018 Equity Plan represent rights to receive shares of our Class A Common Stock at a future date determined in accordance with the participant’s award agreement.  One quarter of the 2020 RSU awards vested on the first anniversary of the grant date and one quarter of the award will vest annually thereafter, such that the entire award vests by the fourth anniversary of the grant date, subject to the participant’s continued service on each applicable vesting date.  RSUs may not be transferred by the participant.  Participants have no voting rights or rights to receive cash dividends with respect to RSUs until shares of stock are issued in settlement of such awards.  Unless otherwise provided by our compensation committee, a participant will forfeit any RSUs which have not vested prior to the participant’s termination of service.

On March 5, 2020, we granted RSUs to our named executive officers in the following amounts:

▪	David Roberts - 38,273 RSUs;
▪	Patricia Chiodo - 13,313 RSUs;
▪	Garrett Miller - 5,349 RSUs;
▪	Rebecca Collins - 6,657 RSUs; and
▪	Vincent Brigidi - 7,821 RSUs.

When Vincent Brigidi left the Company, he forfeited all of his unvested RSUs granted on March 5, 2020. When Garrett Miller resigned in March 2021, he forfeited all of his unvested RSUs granted on March 5, 2020.

Stock Options

Stock options granted under the 2018 Equity Plan represent options to purchase certain shares of Class A Common Stock at a future date determined in accordance with the participant’s award agreement.  Stock options expire at the tenth anniversary of the grant date.  Stock options may not be transferred by the participant. Unless otherwise provided by the compensation committee, a participant will forfeit any stock options which have not vested prior to the participant’s termination of service.

On March 5, 2020, we granted stock options to our named executive officers in the following amounts:

▪	David Roberts - 205,991 stock options;
▪	Patricia Chiodo - 63,134 stock options;
▪	Garrett Miller - 27,650 stock options;
▪	Rebecca Collins - 32,719 stock options; and
▪	Vincent Brigidi - 37,236 stock options.

When Vincent Brigidi left the Company, he forfeited all of his unvested stock options granted on March 5, 2020. When Garrett Miller resigned, he forfeited all of his unvested stock options granted on March 5, 2020.

Performance Share Units

The number of PSUs that may vest is based on the achievement of threshold (minimum required for a payout), target or maximum levels and may range from 50% to 150% of the target number of shares.

If Verra Mobility does not achieve the threshold level, then no shares will vest.  If Verra Mobility’s achievement falls between the threshold, target or maximum levels, the portion of the award that may vest will be determined based on straight-line interpolation.  If Verra Mobility’s absolute TSR is negative over the three-year performance period, the number of PSUs that may vest will be capped at 100% of the target number of shares.

On March 5, 2020, we granted PSUs to our named executive officers in the following amounts:

▪	David Roberts - 52,810 PSUs;
▪	Patricia Chiodo - 15,707 PSUs;
▪	Garrett Miller - 7,025 PSUs;

▪	Rebecca Collins - 8,214 PSUs; and
▪	Vincent Brigidi - 9,273 PSUs.

For the three-year period beginning in 2020, PSUs may be earned, if at all, based on the Company’s three-year annualized TSR performance against companies with market caps below $10 billion in the Russell 3000 index within the Data Processing and Outsourced Services industry.

A relative TSR payout factor will be determined by calculating the Company’s three-year annualized TSR performance relative to the median performance of the comparator group. Performance is measured based on the difference between the Company’s three-year annualized TSR percentages and the median three-year annualized TSR of the comparator group. In setting the relative TSR goals, the Compensation Committee considered the historical results of the comparator group, and established goals that were aligned with the historical top and bottom quartiles at maximum and threshold, respectively. The TSR payout factor will be calculated with respect to the goals set forth below:

	Below Threshold	Threshold	Target	Maximum
Difference from Comparator Group Median	<-8%	-8%	0%	+8%
Payout	0%	50%	100%	150%

When Vincent Brigidi left the Company, he forfeited all of his unvested PSUs granted on March 5, 2020.  When Garrett Miller resigned, he forfeited all of his unvested PSUs granted on March 5, 2020.

Compensation Governance

Stock Ownership Guidelines

We have formal stock ownership guidelines for our non-employee directors and certain employees, including our named executive officers as set forth below. Each director and executive must achieve the minimum equity investment within five years of the adoption of the guidelines or the date the employee first becomes subject to the guidelines.

Position	Ownership Guidelines
Chief Executive Officer	Lesser of 4 times base salary or 230,000 shares
Chief Financial Officer	Lesser of 2 times salary or 95,000 shares
All Other Executives	Lesser of 1 times base salary or 40,000 shares
Non-Employee Directors	3 times cash retainer

Compensation Recovery Policy

Our Board adopted a clawback policy of incentive compensation that allows the Company to recapture amounts paid or equity issued to executive officers under certain circumstances.  This policy allows for recovery of certain incentive compensation if an executive officer:

•

Engages in misconduct that results in the Company being required to restate its publicly disclosed financial statements due to its material noncompliance with any financial reporting requirement under United States securities laws; or

•	Engages in misconduct that leads to a for cause termination.

The compensation elements subject to clawback or cancellation under the clawback policy include equity awards made pursuant to the 2018 Equity Plan, whether or not vested or restricted, shares acquired upon vesting or lapse of restriction, any profits realized from the sale of any such equity awards, short-term and long-term incentive bonus and similar cash compensation, discretionary bonuses, and any other awards or compensation under the Company’s compensation programs other than base salary; in each case, awarded, earned or paid out during the 36 months preceding the need for the financial restatement or the determination of actions that leads to a for cause termination. Our Board has the sole discretion, subject to applicable law, to determine the form and timing of the clawback, which may include repayment from the executive officer or a reduction to the payment of future incentive compensation. This policy is in addition to the clawback policy in the Company’s 2018 Equity Incentive Plan approved by shareholders.

Other Compensation

In addition to base salary and annual and long-term performance-based compensation, our named executive officers are also eligible for the following benefits on a similar basis as our other eligible employees:

▪	health, dental, and vision insurance;
▪	paid time off including vacation, sick days, parental leave and volunteer time;
▪	life insurance and supplemental life insurance; and
▪	short-term and long-term disability insurance.

Retirement Benefits

We maintain a 401(k) plan (our “401(k) Plan”) available to substantially all of our employees who meet certain eligibility requirements.  Our named executive officers may elect to have a portion of their compensation withheld, up to the statutory limit.  Our 401(k) Plan includes a matching contribution by us that vests immediately of up to 100% of our named executive officers’ first 3% contribution, and 50% of the next 2%, subject to the terms of the plan.  Other than the benefits described under our 401(k) Plan, we have not provided our named executive officers with any retirement benefits.

Accounting Considerations

We consider the accounting impact reflected in our financial statements when establishing the amounts and forms of executive compensation.  The forms of compensation that we select are intended to be cost-efficient.  Stock-based compensation expense for all stock-based payment awards granted is determined based on the grant-date fair value of such awards.  We recognize these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the vesting term of the stock-based payment award.  Forfeitures are accounted for as they occur.

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of certain executives, including each of our named executive officers. Historically, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1 million limit. This exception was repealed with the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after 2017, unless certain transition relief is available.

While the compensation committee may consider the deductibility of compensation as a factor in determining executive compensation, the compensation committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives, without regard to the deductibility of compensation under it.

Compensation Risk Assessment

As a publicly traded company, we are subject to SEC rules regarding risk assessment.  Those rules require a publicly traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on Verra Mobility.  We do not believe that our incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on Verra Mobility.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the CD&A included in this Proxy Statement.  Based on this review and discussion, the compensation committee has recommended to the Board that the CD&A be included in this Proxy Statement.

The Compensation Committee

Patrick Byrne (Chair)

Douglas Davis

Cynthia Russo

Summary Compensation Table

The following table sets forth all of the compensation earned by our named executive officers during fiscal 2020, 2019, and 2018.

Name and Principal Position	Year	Salary ($)(1)	Equity Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David Roberts	2020	452,364	2,110,009	—	11,400	2,573,773
President and Chief Executive Officer	2019	436,961	—	425,673	10,800	873,434
	2018	415,384	12,009,003	519,230	7,317,709	20,261,326
Patricia Chiodo	2020	376,879	660,025	—	11,400	1,048,304
Chief Financial Officer	2019	371,457	—	301,344	10,800	683,601
	2018	363,174	5,891,121	204,285	3,595,269	10,053,849
Garrett Miller(5)	2020	301,152	285,012	—	11,400	579,564
Former Executive Vice President, Government Solutions	2019	162,846	292,000	153,278	57,683	665,807
	2018	—	—	—	—	—
Rebecca Collins(6)	2020	320,885	340,022	—	5,871	666,778
General Counsel	2019	307,269	—	199,417	10,800	517,486
	2018	—	—	—	—	—
Vincent Brigidi(7)	2020	271,331	389,015	—	62,899	723,245
Former Executive Vice President, Commercial Services	2019	300,728	—	222,539	9,674	532,941
	2018	292,613	2,809,059	164,595	1,719,977	4,986,244

(1)

Garrett Miller’s 2019 salary reflects his regular base salary, paid from June 3, 2019, when he joined Verra Mobility, through December 31, 2019. Vincent Brigidi’s 2020 salary reflects his regular base salary, paid through October 2020, when he left the Company.

(2)

Grants made to David Roberts, Patricia Chiodo and Vincent Brigidi in 2018 represent the grant date fair market value of RSUs granted under the 2018 Equity Plan pursuant to the terms of the Merger Agreement on October 23, 2018, which RSUs vest over four years in equal annual installments.  See the section entitled “Equity Award Inducement Grants.” The grant made to Garrett Miller in 2019 represents the grant date fair market value of RSUs granted under the 2018 Equity Plan, which vest over four years in equal annual installments.  The amounts in this column reflect the grant date fair value of the awards at the time of grant, and do not correspond to the actual value that will be realized by the named executive officer.  See the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(3)

Non-equity incentive plan compensation was earned for fiscal year 2018 under the 2018 Verra Mobility Annual Incentive Bonus Plan and was paid in the first quarter of fiscal 2019.  Non-equity incentive plan compensation was earned for fiscal 2019 under the 2019 Verra Mobility Annual Incentive Bonus Plan and was paid in the first quarter of fiscal 2020.

(4)	The following table discloses each item included in the “All Other Compensation” column.

(5)

Garrett Miller resigned from his position as the Company’s Executive Vice President, Government Solutions, effective March 26, 2021. All unvested equity awards then held by Mr. Miller, including his unvested RSUs, PSUs and stock options, were either terminated or forfeited in connection with his resignation.

(6)	Because Ms. Collins was not a named executive officer in 2018, her compensation for that year has been omitted.
(7)

Vincent Brigidi agreed to leave Verra Mobility in September 2020 (effective October 30, 2020), and, in exchange for his undertaking of additional non-competition and non-solicitation obligations, he received certain employee benefits, severance payments and equity vesting eligibility under the Separation Agreement.  For a discussion of Mr. Brigidi’s Separation Agreement, please see the section titled “Employment, Severance and Change in Control Agreements—Vincent Brigidi.”

Name and Principal Position	Year	Severance Payments(a)	Transaction Bonuses ($)(b)	Company Safe- Harbor Contributions to 401(k) Plan($)	Relocation Expenses(c)	Total ($)
David Roberts	2020	—	—	11,400	—	11,400
President and Chief Executive Officer	2019	—	—	10,800	—	10,800
	2018	—	7,306,909	10,800	—	7,317,709
Patricia Chiodo	2020	—	—	11,400	—	11,400
Chief Financial Officer	2019	—	—	10,800	—	10,800
	2018	—	3,584,469	10,800	—	3,595,269
Garrett Miller	2020	—	—	11,400	—	11,400
Former Executive Vice President, Government Solutions	2019	—	—	3,706	53,977	57,683
	2018	—	—	—	—	—
Rebecca Collins	2020	—	—	5,871	—	5,871
General Counsel	2019	—	—	10,800	—	10,800
	2018	—	—	—	—	—
Vincent Brigidi	2020	51,671	—	11,228	—	62,899
Former Executive Vice President, Commercial Services	2019	—	—	9,674	—	9,674
	2018	—	1,709,177	10,800	—	1,719,977

(a)

The severance payments made to Vincent Brigidi consist of a continuation of his base salary along with one hundred and two percent (102%) of the full cost of group health coverage for him and his dependents under the Company’s medical, dental, and vision plans. For a discussion of Mr. Brigidi’s Separation Agreement, please see the section titled “Employment, Severance and Change in Control Agreements—Vincent Brigidi.”

(b)

The 2018 amounts in this column paid to David Roberts, Patricia Chiodo and Vincent Brigidi represent lump-sum payments made to each of them pursuant to performance unit termination agreements entered into in connection with the Business Combination.  See the section entitled “Greenlight Holding Corporation 2018 Participation Plan.”

(c)	Certain relocation expenses were paid by the Company to Garrett Miller when he joined the Company in June 2019.

Narrative Disclosure to the Summary Compensation Table

The following is a brief description of the compensation arrangements we have with each of our named executive officers and other compensation paid to our named executive officers.  As described more fully below under “Greenlight Holding Corporation 2018 Participation Plan” and “Equity Award Inducement Grants,” respectively, certain of our named executive officers received certain lump-sum cash payments and time-vested equity awards during 2018 in connection with the Business Combination.  The cash payments were made in connection with agreements our named executive officers entered into to terminate performance units each of them held under a prior participation plan that was terminated immediately prior to the Business Combination closing.  The equity awards were made pursuant to the Merger Agreement, which required us, promptly following the closing of the Business Combination, to grant awards of RSUs equal to an aggregate of approximately three percent of our outstanding capital stock as of closing to certain individuals who entered into the termination agreements referenced above.  These RSUs were granted as a material inducement to such individuals to continue their employment with us following the Business Combination.

Greenlight Holding Corporation 2018 Participation Plan

Certain of our named executive officers were granted performance units in 2018 under the Greenlight Holding Corporation 2018 Participation Plan (the “Participation Plan”).  These units were granted upon the termination of similar performance units previously granted in 2017.  The performance units represented the right to receive a payment upon the occurrence of a “Qualifying Event” (as defined in the Participation Plan) either in the form of a cash payment or a payment in securities, depending on the type of consideration paid in connection with the Qualifying Event.  In connection with the Merger Agreement, Greenlight Holding Corporation agreed to terminate the Participation Plan effective immediately prior to the closing of the Business Combination.  Participants in this plan, including David Roberts, Patricia Chiodo and Vincent Brigidi, entered into termination agreements pursuant to which they received a lump-sum payment after the closing of the Business Combination in exchange for a release of claims in favor of Greenlight Holding Corporation and its affiliates.  Pursuant to their respective plan termination letters, Mr. Roberts received a lump-sum payment of $7,306,909, Ms. Chiodo received a lump-sum payment of $3,584,469, and Mr. Brigidi received a lump-sum payment of $1,709,177 in fiscal 2018.

Equity Award Inducement Grants

The Merger Agreement required us, promptly following the closing of the Business Combination, to grant awards of RSUs equal to approximately three percent of our outstanding capital stock as of closing to certain of our executives who entered into termination agreements relating to their performance units granted under the Participation Plan.  These RSU awards were granted as a material inducement to the employees entering into employment with us and vest ratably over four years (subject to continued employment).  On October 23, 2018, we granted RSUs that vest ratably over four years to certain of our named executive officers in the following amounts:

▪	David Roberts - 1,185,489 RSUs;
▪	Patricia Chiodo - 581,552 RSUs; and
▪	Vincent Brigidi - 277,301 RSUs.

Because these awards were made in October 2018, individuals who received such awards did not receive equity grants during 2019.  In June 2019, Garrett Miller joined the Company and was granted 21,159 RSUs that vest in the same manner and on the same conditions as the RSUs granted on October 23, 2018.  This grant represented a dollar value approximately equal to Mr. Miller’s annual base salary.  Mr. Miller resigned from his position as the Company’s Executive Vice President, Government Solutions, effective March 26, 2021. All unvested equity awards then held by Mr. Miller, including his unvested RSUs, were either terminated or forfeited in connection with his resignation.

When Vincent Brigidi agreed to leave the Company in September 2020 (effective October 30, 2020), he entered into the Separation Agreement which provided for, among other things, the continued vesting of the 2021 tranche of his 2018 RSUs, subject to the satisfaction of certain conditions in the Separation Agreement.  All other unvested equity awards then held by Mr. Brigidi, including the 2022 tranche of his unvested 2018 RSUs, were either terminated or forfeited. For a discussion of Mr. Brigidi’s Separation Agreement, please see the section titled “Employment, Severance and Change in Control Agreements—Vincent Brigidi.”

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during 2020.  Please see the “Outstanding Equity Awards at Fiscal Year-End” table below for additional information regarding the vesting parameters that are applicable to these awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Award			All other stock awards: Number of shares of stock or units(2)	All other option awards: Number of options	Exercise or base price of option awards	Grant date fair value of stock and option awards(3)

		Threshold	Target	Max	Threshold	Target	Max
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($)
David Roberts		233,730	467,460	934,920
	3/5/2020				26,405	52,810	79,215	38,273	205,991	12.62	2,110,009
Patricia Chiodo		145,421	290,841	581,682
	3/5/2020				7,853	15,707	23,560	13,313	63,134	12.62	660,025
Garrett Miller		113,880	227,760	455,520
	3/5/2020				3,512	7,025	10,537	5,349	27,650	12.62	285,012
Rebecca Collins		97,335	194,670	389,340
	3/5/2020				4,107	8,214	12,321	6,657	32,719	12.62	340,022
Vincent Brigidi(5)		118,512	237,024	474,048
	3/5/2020				4,636	9,273	13,909	7,821	37,236	12.62	389,015

(1)

Non-equity incentive compensation is subject to achievement of Company (and segment, as applicable) revenue and adjusted EBITDA targets and, for all executives other than the Chief Executive Officer, individual performance. The Company did not meet 85% of its adjusted EBITDA goal, which was a gating item for payment under the Bonus Plan. Therefore, no payments were made under the Bonus Plan.

(2)

Each RSU represents a contingent right to receive one share of our Class A Common Stock.  RSUs vest in four equal annual installments beginning on March 5, 2021.  Vested shares will be delivered on each settlement date.

(3)	The grant date fair value of the RSUs is based on $12.62 per unit, the fair market value of our Class A Common Stock on March 5, 2020.
(4)

Garrett Miller resigned from his position as the Company’s Executive Vice President, Government Solutions, effective March 26, 2021. All unvested equity awards then held by Mr. Miller, including his unvested RSUs, PSUs and stock options, were either terminated or forfeited in connection with his resignation.

(5)

When Vincent Brigidi left the Company in October 2020, all of his awards granted in 2020, including unvested RSUs, PSUs and stock options, were either terminated or forfeited. For a discussion of Mr. Brigidi’s Separation Agreement, please see the section titled “Employment, Severance and Change in Control Agreements—Vincent Brigidi.”

Outstanding Equity Awards as of December 31, 2020

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.  All awards were granted under our 2018 Equity Incentive Plan.

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David Roberts	10/23/2018	10/23/2019					592,745	7,954,638
	3/5/2020	3/5/2021	—	205,991	12.62	3/5/2030	38,273	513,624
	3/5/2020	3/5/2023					52,810	708,710
Patricia Chiodo	10/23/2018	10/23/2019					290,776	3,902,214
	3/5/2020	3/5/2021	—	63,134	12.62	3/5/2030	13,313	178,660
	3/5/2020	3/5/2023					15,707	210,788
Garrett Miller	6/3/2019	6/3/2020					15,870	212,975
	3/5/2020	3/5/2021	—	27,650	12.62	3/5/2030	5,349	71,784
	3/5/2020	3/5/2023					7,025	94,276
Rebecca Collins	10/23/2018	10/23/2019					80,137	1,075,439
	3/5/2020	3/5/2021	—	32,719	12.62	3/5/2030	6,657	89,337
	3/5/2020	3/5/2023					8,214	110,232
Vincent Brigidi(1)	10/23/2018	10/23/2019					69,325	930,342

(1)

When Vincent Brigidi agreed to leave the Company in September 2020, he entered into the Separation Agreement which provided for, among other things, the continued vesting of certain RSUs granted to him in 2018, subject to the satisfaction of certain conditions in the Separation Agreement.  All other unvested equity awards then held by Mr. Brigidi, including his other unvested RSUs, PSUs and stock options, were either terminated or forfeited. For a discussion of Mr. Brigidi’s Separation Agreement, please see the section titled “Employment, Severance and Change in Control Agreements—Vincent Brigidi.”

(2)

Each RSU represents a contingent right to receive one share of our Class A Common Stock.  RSUs vest in four equal annual installments beginning on the vesting commencement date set forth in the table.  Vested shares will be delivered on each settlement date.

(3)	The aggregate dollar value of the RSUs is based on $13.42 per unit, the fair market value of our Class A Common Stock on December 31, 2020.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, we are providing the information below regarding the ratio of the annual total compensation of our median compensated employee to that of our Chief Executive Officer (the “CEO Pay Ratio”).

Identifying Our Median Compensated Employee

In determining our median compensated employee, we included the taxable annual compensation for 2020 paid to each employee other than our President and Chief Executive Officer, including employees of our consolidated subsidiaries, as of December 31, 2020 (the “Determination Date”), using annual average foreign exchange rates for 2020 for non-domestic employees.

On the Determination Date, our global employee population for purposes of the median employee determination was 640 employees (comprised of 585 domestic and 55 international employees), including full-time and part-time employees. This determination process identified in a median group consisting of several employees and a representative employee was selected from that group, taking into account demographic characteristics that best represent a typical Verra Mobility employee, including tenure, location, role and responsibilities.

Median Employee’s Total 2020 Compensation

Using our calculation for our median compensated employee, we calculated that employee’s actual 2020 total annual compensation in accordance with the SEC’s requirements for reporting named executive officer compensation in the Summary Compensation Table, resulting in 2020 annual total compensation of $62,410.

Chief Executive Officer’s Total 2020 Compensation

For the purposes of the 2020 CEO Pay Ratio disclosure, we used David Roberts’ 2020 total compensation as reported in the Summary Compensation Table, which was $2,573,773.

2020 CEO Pay Ratio

The ratio of David Roberts’ annual total compensation for 2020 to the median employee annual total compensation, determined as described above, was approximately 41:1.

Option Exercises and Stock Vested Table

The following table provides additional information about the value realized by our named executive officers on stock option award exercises, restricted stock and restricted stock units vesting and performance shares vesting during the fiscal year ended December 31, 2020.

	Option Awards		Stock Awards		Performance Awards
Name	Number of Shares acquired on exercise (#)	Value Realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting(1) ($)	Number of shares acquires on vesting (#)	Value on realized vesting ($)
David Roberts	—	—	296,372	3,200,818	—	—
Patricia Chiodo	—	—	145,388	1,570,190	—	—
Garrett Miller	—	—	5,289	66,800	—	—
Rebecca Collins	—	—	40,069	432,745	—	—
Vincent Brigidi	—	—	69,325	748,710	—	—

(1)

The value realized on the vesting of RSUs is the closing price of our Class A Common Stock on the vesting date, multiplied by the number of shares vested.  The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy minimum tax withholding obligations.

Employment, Severance and Change in Control Agreements

On March 25, 2021, we entered into an amended and restated executive employment agreement (each, a “Restated Employment Agreement,” and collectively, the “Restated Employment Agreements”) with each of David Roberts, Patricia Chiodo and Rebecca Collins, each of which became effective March 25, 2021 and replaced the existing offer letters then in place with those executive officers. The Restated Employment Agreements were intended to standardize employment terms across our executive team in a professional format and did not materially change the terms of employment for any of our named executive officers.  We additionally entered into an executive employment agreement with Steve Lalla on January 31, 2021 (the “Lalla Employment Agreement,” and together with the Restated Employment Agreements, the “Executive Employment Agreements”).  The Executive Employment Agreements generally provide for at-will employment and set forth the executive officer’s annual base salary, subject to adjustment.  The Executive Employment Agreements additionally provide that each executive officer is eligible to participate in our health and welfare benefit plans, retirement plan and the Company’s long-term equity and other incentive programs, consisting of grants of cash and/or equity awards at the discretion of our Board or its designees.   Pursuant to the Executive Employment Agreements, our named executive officers are eligible for termination benefits, which provide for certain employee benefits and severance payments upon a qualifying termination of employment as summarized below under “Termination Benefits.” Our compensation committee believes it is in the best interests of our stockholders to extend these benefits to our executives to reinforce and encourage retention and focus on creating stockholder value without undue distraction.  In addition, our named executive officers have each executed our standard proprietary information and inventions agreement.  Vincent Brigidi’s employment was subject to the terms of an offer letter and proprietary information and inventions agreement.  See “Potential Payments upon Termination or Change in Control” beginning on page 51 for further information.

David Roberts

Pursuant to his Restated Employment Agreement, David Roberts is entitled to receive an annual base salary of $550,000, subject to adjustment on an annual basis, as approved by our compensation committee.  He is also eligible to participate in our cash-based bonus plan and receive a cash bonus payment equal to a target level of 100% of his base salary (subject to adjustment on an annual basis, as approved by our compensation committee) based upon our financial achievement and his personal performance.

Patricia Chiodo

Pursuant to her Restated Employment Agreement, Patricia Chiodo is entitled to receive an annual base salary of $411,000, subject to adjustment on an annual basis, as approved by our compensation committee.  She is also eligible to participate in our cash-based bonus plan and receive a cash bonus payment equal to a target level of 75% of her base salary (subject to adjustment on an annual basis, as approved by our compensation committee) based upon our financial achievement and her personal performance.

Steve Lalla

Pursuant to the terms of the Lalla Employment Agreement, Steve Lalla is entitled to receive an annual base salary of $400,000, subject to adjustment on an annual basis, as approved by our compensation committee.  He is also eligible to participate in our cash-based bonus plan and receive a cash bonus payment equal to a target level of 75% of his base salary (subject to adjustment on an annual basis, as approved by our compensation committee) based upon our financial achievement and his personal performance.

Rebecca Collins

Pursuant to her Restated Employment Agreement, Rebecca Collins is entitled to receive an annual base salary of $350,000, subject to adjustment on an annual basis, as approved by our compensation committee.  She is also eligible to participate in our cash-based bonus plan and receive a cash bonus payment equal to a target level of 60% of her base salary (subject to adjustment on an annual basis, as approved by our compensation committee) based upon our financial achievement and her personal performance.

Garrett Miller

The terms of Garret Miller’s employment were set forth in an offer letter dated April 24, 2019 providing for at-will employment and an annual base salary of $280,000, subject to adjustment on an annual basis, as approved by our compensation committee. He was also eligible to participate in our cash-based bonus plan and receive a cash bonus payment equal to a target level of 75% of his base salary (subject to adjustment on an annual basis, as approved by our compensation committee) based upon our financial achievement and his performance. The offer letter further provided that Mr. Miller was eligible to participate in our health and welfare benefit plans and retirement plan while an employee. Pursuant to his offer letter, Mr. Miller was eligible to receive continuing payments of his base salary and the cost of his medical benefits for a period of 12 months upon a qualifying termination of employment which was not triggered by his resignation.

Vincent Brigidi

In connection with Vincent Brigidi’s departure from the Company, Mr. Brigidi and VM Consolidated, Inc., a wholly owned subsidiary of Verra Mobility, entered into a Separation and Release Agreement (the “Separation Agreement”) on September 23, 2020, pursuant to which Mr. Brigidi agreed, among other things, to remain employed in a special advisory role through October 30, 2020, during which time and in such role, he would assist with the transition of his responsibilities as Verra’s former Executive Vice President, Commercial Services.

In consideration for Mr. Brigidi’s release and waiver of claims and agreement to comply with the non-competition and non-solicitation obligations referenced in the Separation Agreement, Mr. Brigidi and VM Consolidated agreed, among other things, that: (i) during the transition period, Mr. Brigidi would continue to receive his current salary and participate in the benefits plans and programs available to employees of the Company; (ii) Mr. Brigidi would receive severance payments consisting of his base salary for 12 months along with one hundred and two percent (102%) of the full cost of group health coverage for him and his dependents under the Company’s medical, dental, and vision plans; (iii) the third tranche of Mr. Brigidi’s restricted stock units granted in 2018 (representing 25% of the grant) would be permitted to vest in October of 2021, following his separation date, subject to Mr. Brigidi’s compliance with the Separation Agreement; and (iv) certain provisions of Mr. Brigidi’s Non-Competition Agreement were amended, including: (a) a six-month extension of the non-solicitation period, from 18 months to 24 months following the date of Mr. Brigidi’s separation; (b) a 12-month extension of the non-competition period, from 12 months to 24 months following the date of Mr. Brigidi’s separation; and (c) an expansion of the business territory applicable to Mr. Brigidi’s non-competition obligations.

Termination Benefits

David Roberts

Pursuant to the terms of his Restated Employment Agreement, Mr. Roberts is eligible to receive continuing payments of his base salary and the cost of his medical benefits for a period of 24 months following a termination of his employment by Verra Mobility for reasons other than “Cause” or Mr. Roberts’ resignation for “Good Reason.”  Such severance payments and benefits are subject to Mr. Roberts’ execution of a release in our favor and compliance with the obligations under such release as well as certain non-disparagement, non-competition, non-solicitation and cooperation covenants.

Patricia Chiodo

Pursuant to the terms of her Restated Employment Agreement, Ms. Chiodo is eligible to receive continuing payments of her base salary and the cost of her medical benefits for a period of 12 months following a termination of her employment by Verra Mobility for reasons other than “Cause” or Ms. Chiodo’s resignation for “Good Reason.” Such severance payments and benefits are subject to Ms. Chiodo’s execution of a release in our favor and compliance with the obligations under such release as well as certain non-disparagement, non-competition, non-solicitation and cooperation covenants.

Rebecca Collins

Pursuant to the terms of her Restated Employment Agreement, Ms. Collins is eligible to receive continuing payments of her base salary and the cost of her medical benefits for a period of 12 months following a termination of her employment by Verra Mobility for reasons other than “Cause” or Ms. Collins’ resignation for “Good Reason.” Such severance payments and benefits are subject to Ms. Collins’ execution of a release in our favor and compliance with the obligations under such release as well as certain non-disparagement, non-competition, non-solicitation and cooperation covenants.

Steve Lalla

Pursuant to the terms of the Lalla Employment Agreement, Mr. Lalla is eligible to receive continuing payments of his base salary and the cost of his medical benefits for a period of 12 months following a termination of his employment by Verra Mobility for reasons other than “Cause” or Mr. Lalla’s resignation for “Good Reason.”  Such severance payments and benefits are subject to Mr. Lalla’s execution of a release in our favor and compliance with the obligations under such release as well as certain non-disparagement, non-competition, non-solicitation and cooperation covenants.

For the purposes of the Executive Employment Agreements, “Good Reason” means: (i) a change in material reduction in the executive officer’s base salary; (ii) a material diminution of the executive officer’s duties, responsibilities or authority; (iii) the Company requiring that the executive officer’s principal office location be moved to a location more than 50 miles from executive officer’s principal office location immediately before the change without the executive officer’s prior consent; or (iv) a material breach by the Company of the Executive Employment Agreement or any other written agreement between the parties.

For the purposes of the Executive Employment Agreements, “Cause” means: (i) the executive officer’s being charged with a felony or misdemeanor criminal offense, other than a misdemeanor traffic offense; (ii) the executive officer’s engagement in any act involving gross misconduct or dishonesty that is materially injurious to the Company or any Company affiliate; (iii) the executive officer’s willful and continued breach of, or failure to substantially perform under or comply with any of the material terms and covenants of any written agreement with the Company or any Company affiliate; (iv) the executive officer’s willful and continued breach of, or refusal or failure substantially to perform under, any policy or reasonable performance goals set by the Company or a Company affiliate with respect to the executive officer’s job duties or responsibilities, the operation of the Company’s or its affiliates’ business and affairs, or the management of the Company’s or employees of a Company affiliate; or (v) the executive officer commits or has committed a breach of any laws or regulations which may affect or relate to the conduct of the Company’s or the business of a Company affiliate; provided, however, that with respect to (iii) and (iv) above, the executive officer will be provided notice of any misconduct and/or breach constituting Cause and be given a reasonable opportunity (not to exceed 30 consecutive days) to cure the misconduct and/or breach (unless such misconduct and/or breach is determined by the Company not to be susceptible to cure, in which case the termination shall be deemed to be immediate), and provided further that such cure period shall only be available for the first such act of misconduct and/or breach of the same or substantially similar type, and subsequent acts of misconduct and/or breach of the same or substantially similar type shall constitute Cause without regard to the executive officer’s subsequent cure of same.

Potential Payments upon Termination or Change in Control

The following table provides information regarding the potential payments upon termination without Cause or for Good Reason, which would have been paid to each executive officer in the event he or she had been terminated as of December 31, 2020, the last business day of fiscal year 2020.  None of our executive officers has any arrangement that provides for payment or benefits upon a change in control.  All payments in connection with any such termination will comply with Section 409A of the Code, to the extent Section 409A applies.  The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Termination without Cause or for Good Reason
	Cash Payment ($)(1)	Benefits ($)(2)	Acceleration of Vesting of RSUs ($)(3)
David Roberts	934,920	39,522	—
Patricia Chiodo	367,788	11,830	—
Garrett Miller(4)	303,680	19,761	—
Rebecca Collins	324,450	21,552	—
Vincent Brigidi(5)	N/A	N/A	N/A

(1)	Assumes a termination date of December 31, 2020, and is based on the executive’s salary and target bonus in effect at such date.
(2)	Reflects the cost related to the continuation of the executive’s health benefits for the period specified.
(3)	Calculated based on an assumed termination date of December 31, 2020 and the closing market price of our Class A Common Stock on Nasdaq on such date.
(4)

Garrett Miller resigned from his position as the Company’s Executive Vice President, Government Solutions, effective March 26, 2021. All unvested equity awards then held by Mr. Miller, including his unvested RSUs, PSUs and stock options, were either terminated or forfeited in connection with his resignation.

(5)

Vincent Brigidi agreed to leave Verra Mobility in September 2020, and, in exchange for his undertaking of additional non-competition and non-solicitation obligations, he received certain employee benefits, severance payments and equity vesting eligibility under the Separation Agreement.  For a discussion of Mr. Brigidi’s Separation Agreement, please see the section titled “Employment, Severance and Change in Control Agreements—Vincent Brigidi.”

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2020.  All outstanding awards relate to our Class A Common Stock.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuances under Equity Compensation Plans (excluding securities in column (a)) (c)
Equity compensation plans approved by security holders	2,922,791(1)	$12.56	6,001,260(2)
Equity compensation plans not approved by security holders	—	N/A	—
Total	2,922,791(1)	$12.56	6,001,260(2)

(1)

Represents, as of December 31, 2020, (i) 613,985 shares issuable upon exercise of stock options; (ii) 2,202,671 shares issuable upon settlement of RSUs; and (iii) 106,135 shares issuable upon settlement of PSUs. The weighted average exercise price in column (b) does not take RSUs and PSUs into account.

(2)

Represents shares of our Class A Common Stock available for issuance under our 2018 Equity Plan as of December 31, 2020. Awards available for grant under our 2018 Equity Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards.

Transactions With Related Persons

The following is a summary of transactions, since the beginning of our last fiscal year, to which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Investor Rights Agreement

We are a party to the Investor Rights Agreement with the Platinum Stockholder, pursuant to which the Platinum Stockholder has the right to nominate up to three directors.  If one of the Platinum Stockholder’s nominees is elected, one of the Platinum Stockholder’s nominees will serve as the Chairman of our Board, and the Platinum Stockholder will have the right to appoint one representative to each committee of our Board.  The Platinum Stockholder’s right to nominate directors is subject to its ownership percentage of the total outstanding shares of our Class A Common Stock.  If the Platinum Stockholder holds:  (i) 25% or greater of our outstanding Class A Common Stock, it has the right to nominate three directors; (ii) less than 25% but greater than or equal to 15% of our outstanding Class A Common Stock, it has the right to nominate two directors; (iii) less than 15% but greater than or equal to five percent of our outstanding Class A Common Stock, it has the right to nominate one director; and (iv) less than five percent of our outstanding Class A Common Stock, it has no right to nominate any directors.  Jacob Kotzubei, the Chairman of our Board, and Bryan Kelln are the current Platinum Stockholder nominees serving on our Board.  Jacob Kotzubei is a Platinum Stockholder nominee with respect to his election at the Annual Meeting.  Changes in the Platinum Stockholder’s ownership percentage during its respective nominees’ terms do not require any director, including the Platinum Stockholder’s nominees, to resign from our Board.

Registration Rights Agreement

Upon the closing of the Business Combination, we entered into a registration rights agreement with certain restricted stockholders.  Pursuant to the terms of the registration rights agreement, (a) any outstanding shares of Class A Common Stock or any of our other equity securities (including the Private Placement Warrants (defined below) and including shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) held by a restricted stockholder as of the date of the agreement or thereafter acquired by a restricted stockholder (including the shares of Class A Common Stock issued upon exercise of any Private Placement Warrants) and shares of Class A Common Stock issued or issuable as Earn-Out Shares (defined below) to certain stockholders and (b) any of our other equity securities issued or issuable with respect to any such share of common stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights.

The restricted stockholders are each entitled to make up to six demands for registration, excluding short form demands, that we register shares of Class A Common Stock held by these parties.  In addition, the restricted stockholders have certain “piggy-back” registration rights.  We will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the registration rights agreement.  We and the restricted stockholders agree in the registration rights agreement to provide customary indemnification in connection with offerings of common stock effected pursuant to the terms of the registration rights agreement.

Warrant Agreement

In connection with our initial public offering, we issued 13,333,333 warrants with an exercise price of $11.50 per share of Class A Common Stock (the “Public Warrants”) and 6,666,666 warrants with an exercise price of $11.50 per share of Class A Common Stock that we sold to Gores Sponsor II LLC in a private sale (the “Private Placement Warrants”).  In addition, we have filed a registration statement under the Securities Act covering the 13,333,301 shares of our Class A Common Stock that may be issued upon exercise of the outstanding Public Warrants, the 6,666,666 Private Placement Warrants, and the 6,666,666 shares of our Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, and we are obligated to maintain the effectiveness of such registration statement until the Warrants expire.

The Public Warrants entitle their holders to purchase one Class A Common Stock for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement.  The Public Warrants were listed on Nasdaq under the symbol “VRRMW”, and were removed from listing on Nasdaq on December 14, 2018 and are currently traded on the OTC Markets.  As of December 31, 2020, 13,333,301 Public Warrants were outstanding.  The Private Placement Warrants entitle its holders to purchase one Class A Common Stock for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement.  As of December 31, 2020, 6,666,666 Private Placement Warrants were outstanding.  The terms of the Private Placement Warrants are identical to the Public Warrants, except that such Private Placement Warrants are not redeemable by us so long as they are still held by Gores Sponsor II LLC or its permitted transferees.

Earn-Out Shares

Pursuant to the Merger Agreement, we agreed to issue up to 10,000,000 additional shares of Class A Common Stock (the “Earn-Out Shares”) to the Platinum Stockholder if either (i) the volume weighted average closing sale price of one share of Class A Common Stock on the Nasdaq exceeds certain thresholds for a period of at least 10 out of 20 consecutive trading days (the “Common Share Price”) or (ii) there is a change in control (as described in the Merger Agreement) in which the holders of Class A Common Stock receive a per share price in respect of their Class A Common Stock that is equal to or greater than any such Common Share Price threshold (the “Change in Control Price”), in each case, at any time during the five-year period following the completion of the Business Combination.

On April 26, 2019, the triggering event for the issuance of the first tranche of Earn-Out Shares to the Platinum Stockholder occurred, as the volume weighted average closing price per share of the Company’s Class A Common Stock as of that date had been greater than $13.00 for 10 out of 20 consecutive trading days.  As a result, we issued 2,500,000 Earn-Out Shares to the Platinum Stockholder on April 30, 2019.

On January 27, 2020, the triggering event for the issuance of the second tranche of Earn-Out Shares occurred, as the volume weighted average closing price per share of the Company’s Class A Common Stock as of that date had been greater than $15.50 for 10 out of 20 consecutive trading days.  This triggering event resulted in the issuance of 2,500,000 shares of the Company’s Class A Common Stock.

We will be required to issue additional Earn-Out Shares to the Platinum Stockholder as follows:  (i) a one-time issuance of 2,500,000 shares if the Common Share Price or Change in Control Price is greater than $18.00; and (ii) a one-time issuance of 2,500,000 shares if the Common Share Price or Change in Control Price is greater than $20.50.

Tax Receivable Agreement

At the closing of the Business Combination, we entered into the Tax Receivable Agreement with the Platinum Stockholder and Greenlight as the stockholder representative.  The Tax Receivable Agreement generally provides for the payment by us to the Platinum Stockholder of 50% of the net cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of the increase in the tax basis of the intangible assets of HTA which resulted from our acquisition of HTA prior to the Business Combination.  We generally will retain the benefit of the remaining 50% of these cash savings.  In fiscal 2020, we paid the Platinum Stockholder $1,094,322, which amount represented 50% of the net cash savings realized in 2020.

Corporate Advisory Services Agreement

We are party to a corporate advisory services agreement with Platinum Equity Advisors, LLC (“Advisors”), pursuant to which Advisors will provide us with certain mutually agreed transactional and corporate advisory services.  No fees are payable under the agreement, but we must reimburse Advisors for its out-of-pocket expenses incurred in connection with services rendered.

Employment Arrangements and Equity Grants

We have entered into Executive Employment Agreements with certain of our executive officers, which include certain termination benefits.  For more information regarding these arrangements, see “Employment, Severance and Change of Control Agreements” above.  We have granted equity awards to our executive officers and certain members of our Board.  For a description of these equity awards, see the sections titled “Executive Compensation” and “Director Compensation.”

Indemnification Agreements

Our certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law.  In addition, we maintain standard policies of insurance under which coverage is provided (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as our directors and officers, and (ii) to us with respect to payments which may be made by us to such officers and directors pursuant to any indemnification provision contained in our certificate of incorporation and bylaws or otherwise as a matter of law.  We have additionally entered into indemnity agreements with each of our directors and executive officers.  Each indemnity agreement provides for indemnification and advancements by Verra Mobility of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Related Person Transaction Policy

Our audit committee has adopted a written policy and procedures with respect to related person transactions.  Under this policy, a transaction constitutes a “related person transaction” if (i) we (or any of our subsidiaries) participate in the transaction, (ii) the transaction’s value exceeds $120,000, and (iii) a related person has or will have a direct or indirect material interest.  A related person for the purposes of our policy is any of our executive officers, our directors and director nominees, beneficial owners of more than five percent of our common stock, any immediate family member of any of the foregoing persons and any person (other than a tenant or employee) sharing the household of the foregoing persons.

Our audit committee must review and approve any related person transaction before we participate in the transaction.  No member of our audit committee participates in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.  Our audit committee reports any transaction that the committee has approved under this policy at each meeting of the board of directors.  If we become aware of related person transactions that had not previously approved or ratified under this policy, the audit committee evaluates all options, including, but not limited to, ratification, amendment or termination of the related person transaction based on all of the relevant facts and circumstances available to the audit committee.

In reviewing a related person transaction, our audit committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to:  (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.  The audit committee approves only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders, as the audit committee determines in good faith.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A Common Stock and our other equity securities.  Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2020, our officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

Other Matters

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 with the SEC.  These filings are available free of charge at the SEC’s website at www.sec.gov.  Stockholders can also access this proxy statement and our Annual Report on Form 10‑K at https://ir.verramobility.com, or a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to our Secretary at 1150 North Alma School Road, Mesa, Arizona 85201.

* * * * *

By order of the Board,

/s/ Jacob Kotzubei

Jacob Kotzubei
Chairman of the Board
Mesa, Arizona
April 12, 2021

VERRA MOBILITY CORPORATION 1150 NORTH ALMA SCHOOL ROAD MESA, AZ 85201 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VRRM2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D39581-P50791 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY VERRA MOBILITY CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: 1. Elect two Class III directors, Jacob Kotzubei and ! ! ! Michael Huerta, to serve on our Board until our 2024 annual meeting of stockholders Nominees: 01) Jacob Kotzubei 02) Michael Huerta The Board of Directors recommends you vote FOR proposal 2: For Against Abstain 2. Approve, on an advisory basis, the compensation of our named executive officers ! ! ! The Board of Directors recommends you vote FOR proposal 3: For Against Abstain 3. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

D39582-P50791

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

VERRA MOBILITY CORPORATION

Annual Meeting of Stockholders

May 25, 2021 9:00 AM PDT

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Verra Mobility Corporation hereby appoint(s) Rebecca Collins and Raphael Avraham, or either of them, as proxies, each with the power to appoint her/his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of Verra Mobility Corporation that the stockholder(s)

is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/VRRM2021 on Tuesday, May 25, 2021 at 9:00 a.m., Pacific Daylight Time, or any adjournment or postponement thereof, in accordance with and as more fully described in the Notice of the Annual Meeting of Stockholders and the Proxy Statement, receipt of each of which are hereby acknowledged and the terms of each of which are incorporated by reference, and otherwise to represent the undersigned at the meeting with all powers the undersigned would possess if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the 2021 Annual Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side